UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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                REX ENERGY CORPORATION

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Rex Energy Corporation

366 Walker Drive

State College, Pennsylvania 16801

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 8, 2015

NOTICE IS HEREBY GIVEN that the 2015 Annual Meeting of Stockholders of Rex Energy Corporation (the “Company”) will be held on May 8, 2015 at the Hampton Inn & Suites at Williamsburg Square, State College, Pennsylvania 16803 at 11:00 a.m., local time (the “Annual Meeting”). The Annual Meeting will be held for the following purposes:

1.	To elect seven directors nominated by the Company’s Board of Directors to serve until the 2016 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified;

2.	The ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2015;

3.	To consider a non-binding “say on pay” vote regarding the compensation of the Company’s named executive officers, as described in the Compensation Discussion and Analysis, executive compensation tables and accompanying narrative disclosures in this proxy statement; and

4.	The transaction of any other business as may properly come before the Annual Meeting.

Enclosed with this Notice is a proxy statement, proxy card and business reply postage-paid envelope. The accompanying proxy statement contains information regarding the matters that you will be asked to consider and vote on at the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on May 8, 2015. The Proxy Statement and 2014 Annual Report to Stockholders are available at www.edocumentview.com/REXX.

The Board of Directors has fixed the close of business on March 13, 2015 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any reconvened meeting after any adjournment or postponement of the meeting.

All stockholders are cordially invited to attend the Annual Meeting in person. However, if you are unable to attend in person and wish to have your shares voted, YOU MAY VOTE BY TELEPHONE, THE INTERNET OR BY COMPLETING, SIGNING, DATING AND MAILING THE ENCLOSED PROXY CARD OR VOTING INSTRUCTION CARD IN THE ENVELOPE PROVIDED AS PROMPTLY AS POSSIBLE.

By Order of the Board of Directors,

Jennifer L. McDonough

Senior Vice President, General Counsel

and Secretary

State College, Pennsylvania

March 27, 2015

REX ENERGY CORPORATION

366 Walker Drive

State College, Pennsylvania 16801

PROXY STATEMENT

Annual Meeting of Stockholders

We are furnishing this proxy statement to you on behalf of the Board of Directors (the “Board”) of Rex Energy Corporation, a Delaware corporation (the “Company”), to solicit proxies for use at our 2015 Annual Meeting of Stockholders (the “Annual Meeting”) or any reconvened meeting after any adjournment or postponement of the meeting. The Annual Meeting is scheduled to be held on Friday, May 8, 2015 at the Hampton Inn & Suites at Williamsburg Square, State College, Pennsylvania 16803 at 11:00 a.m., local time. The Company’s telephone number is (814) 278-7267, and our mailing address is 366 Walker Drive, State College, Pennsylvania 16801. Unless otherwise indicated or the context otherwise requires, references to “we”, “us” or “our” refer collectively to the Company and its subsidiaries.

This proxy statement is dated March 27, 2015. We are first mailing this proxy statement and the enclosed proxy card on or about March 27, 2015.

QUESTIONS AND ANSWERS

When and where will the Annual Meeting be held?

The Annual Meeting is scheduled to be held at Hampton Inn & Suites at Williamsburg Square, State College, Pennsylvania 16803 on May 8, 2015 at 11:00 a.m., local time.

What matters will be voted on at the Annual Meeting?

You are being asked to vote on the following matters:

•	election of seven directors that the Board nominated to serve until the 2016 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified;

•	ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2015; and

•

consideration of a non-binding “say on pay” vote regarding the compensation of our named executive officers, as this proxy statement describes in Compensation Discussion and Analysis, the executive compensation tables and the accompanying narrative disclosures.

Who is entitled to vote at the meeting?

Our Board has set March 13, 2015 as the record date for the Annual Meeting (the “Record Date”). Stockholders of record as of the close of business on the Record Date will be entitled to notice of and to vote at the Annual Meeting or any reconvened meeting after any postponement or adjournment of the meeting.

How many shares can vote?

As of the Record Date, we had outstanding 55,270,140 shares of common stock, which constitute our only outstanding voting securities. Each stockholder is entitled to one vote for each share of common stock held as of the Record Date.

What constitutes a quorum?

A quorum is the number of shares that must be present to hold the meeting. The quorum requirement for the Annual Meeting is a majority of the outstanding shares as of the Record Date, present in person or represented by proxy. Abstentions and broker non-votes, which are described in more detail below, are counted as shares present at the Annual Meeting for purposes of determining whether a quorum exists.

What is the difference between holding shares as a “registered stockholder” and as a “beneficial owner”?

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Registered Stockholder: A registered stockholder holds shares registered directly in the stockholder’s name with the Company’s transfer agent, Computershare. As a registered stockholder, you have the right to provide your voting proxy directly to the Company or to vote in person at the Annual Meeting.

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Beneficial Owners: If you hold your shares through a bank, broker or other nominee, you are the “beneficial owner” of shares held in “street name”, and your bank, broker or other nominee (which is considered, with respect to those shares, the stockholder of record) is forwarding these proxy materials to you. As the beneficial owner, you have the right to direct your bank, broker or other nominee on how to vote by completing the instructions that your bank, broker or other nominee provided to you. However, since you are not a registered stockholder, you may not vote these shares in person at the Annual Meeting unless you obtain a valid proxy from your bank, broker or other nominee (who is a registered stockholder), giving you the right to vote the shares.

What is a broker non-vote?

Generally, a broker non-vote occurs when a bank, broker or other nominee that holds shares in “street name” for customers is precluded from exercising voting discretion on a particular proposal because (1) the beneficial owner has not instructed the bank, broker or other nominee how to vote, and (2) the bank, broker or other nominee lacks discretionary voting power to vote the shares. A bank, broker or other nominee does not have discretionary voting power with respect to the approval of “non-routine” matters absent specific voting instructions from the beneficial owners of the shares.

The proposal to elect seven directors and the proposal to consider a non-binding “say on pay” vote regarding the Company’s executive compensation are each considered a non-routine matter. This means that banks, brokers and other nominees are not allowed to vote on these matters unless they have received voting instructions from the beneficial owner of the shares. Your bank, broker or other nominee will send you instructions on how you can instruct them to vote on these proposals. If you do not provide voting instructions, your bank, broker or other nominee will not vote your shares on this proposal.

The proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2015 is considered a routine matter on which banks, brokers and other nominees may vote in their discretion on behalf of beneficial owners who have not provided voting instructions. Your bank, broker or other nominee will send you instructions on how you can instruct them to vote on this proposal. If you do not provide voting instructions, your bank, broker or other nominee will have discretionary authority to vote your shares with respect to this proposal.

How many votes are needed for approval of each proposal?

•	Election of directors

The election of each of the directors requires the affirmative “FOR” vote of a plurality of the shares of our common stock present in person or represented by proxy at the Annual Meeting. You may vote “FOR” or “WITHHOLD” with respect to election of each individual director nominee. As the election of directors is a non-routine matter under applicable rules, your bank, broker or other nominee cannot vote without instructions from you. Therefore, although there may be broker non-votes on this proposal, only votes “FOR” or “WITHHOLD” are counted in determining whether a plurality has been cast in favor of a director. Broker non-votes, if any, will not affect the outcome on the election of directors.

•	Ratification of independent registered public accounting firm

The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2015 requires the affirmative “FOR” vote of a majority of the shares of our common stock present in person or represented by proxy at the Annual Meeting. Abstentions will have the effect of a vote “AGAINST” this proposal and broker non-votes, if any, will have no effect on the vote.

•	Consideration of non-binding “say on pay” vote

The vote regarding compensation of the Company’s named executive officers, as described in the Compensation, Discussion and Analysis, executive compensation tables and accompanying narrative disclosures contained in this proxy statement requires the affirmative “FOR” vote of a majority of the shares present in person or represented by proxy at the Annual Meeting. The vote is advisory and non-binding in nature but our Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements. As this vote on compensation is a non-routine matter under applicable rules, your bank, broker or other nominee cannot vote without instructions from you. Abstentions will have the effect of a vote “AGAINST” this proposal and broker non-votes, if any, will not affect the outcome of the vote.

How does the Board recommend I vote on the proposals?

The Board unanimously recommends that you vote your shares as follows:

•	“FOR” the election of the Board’s seven director nominees;

•	“FOR” the ratification of the appointment of KPMG LLP; and

•	“FOR” the resolution regarding the compensation of the Company’s named executive officers.

Are there any other matters to be addressed at the Annual Meeting?

We know of no other matters to be presented for stockholder action at the Annual Meeting, but if other matters are brought before the Annual Meeting or at any reconvened meeting after any adjournment or postponement of the meeting, the officers named in your proxy intend to take such action as in their judgment is in the best interest of the Company and its stockholders.

How do I cast my vote?

If you are a registered stockholder, you may vote in person or by proxy at the Annual Meeting. However, to ensure that your shares are represented at the Annual Meeting, you are recommended to vote promptly by proxy by taking any of the following steps, even if you plan to attend the Annual Meeting in person:

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By Mail: Mark your vote, sign and date your proxy card and return it in the pre-addressed postage-paid envelope that we have provided. If you received more than one proxy card (which means that you have shares in more than one account), you must mark, sign, date and return each proxy card or use an alternative voting method. Any proxy card that you mail must actually be received prior to the Annual Meeting;

•	By Telephone: Call the toll-free telephone number shown on your proxy card and follow the instructions; or

•	By Internet: Visit the web site shown on your proxy card and follow the instructions. Internet voting is available 24 hours a day.

•	If you vote by telephone or internet, your voting instructions must be received by 1:00 a.m., Eastern Daylight Savings Time, on May 8, 2015.

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If you are not a registered stockholder, but instead a beneficial owner holding your shares in “street name” through a bank, broker or other nominee, please follow the instructions from your bank, broker or other nominee describing how to vote your shares.

How will my proxy be voted?

All properly executed proxies, unless revoked as described below, will be voted at the Annual Meeting or any reconvened meeting after any adjournments or postponements of the meeting in accordance with your directions on the proxy. With respect to the election of directors, you may vote “FOR” all nominees, “WITHHOLD” your vote for all nominees, or “WITHHOLD” your vote as to one or more specific nominees. If a properly executed proxy does not provide instructions, the shares of common stock represented by your proxy will be voted:

•	“FOR” the election of the Board’s seven director nominees to serve until the Company’s 2016 Annual Meeting;

•	“FOR” the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2015;

•	“FOR” the resolution regarding the compensation of the Company’s named executive officers; and

•	at the discretion of the proxy holders with regard to any other matter that is properly presented at the Annual Meeting.

Can I revoke my proxy?

Yes. If you hold your shares as the registered stockholder, you may revoke your proxy at any time prior to the vote at the Annual Meeting by:

•	delivering a written notice revoking your proxy to the attention of the Company’s Secretary at the address above;

•	delivering a new proxy bearing a date after the date of the proxy that you are revoking;

•	voting later by telephone (prior to 1:00 a.m., Eastern Daylight Savings Time on May 8, 2015), if you previously voted by telephone;

•	voting later by the internet (prior to 1:00 a.m., Eastern Daylight Savings Time on May 8, 2015), if you previously voted by the internet; or

•	voting in person at the Annual Meeting.

Attending the Annual Meeting alone will not revoke your proxy. If you are not a registered stockholder, but instead a beneficial owner holding your shares in “street name” through a bank, broker or other nominee, the above-described options for revoking your proxy do not apply. Instead, you will need to follow the instructions that your bank, broker or other nominee provided to revoke your proxy and submit new voting instructions.

Where can I find the voting results of the meeting?

The preliminary voting results will be announced at the Annual Meeting. The Company will publish final voting results of the Annual Meeting in a Current Report on Form 8-K within four business days after the Annual Meeting.

Who is soliciting this proxy? Who will bear the cost?

The Board is soliciting this proxy. We will bear the cost of the solicitation. In addition to the use of mail, our directors, officers and employees, without additional compensation, may solicit proxies by personal interview, telephone, telegram, electronic mail or otherwise. We may also make arrangements with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of soliciting material to the beneficial owners of common stock that those owners hold of record. We will reimburse those brokers, custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred in connection with that service.

What does it mean if I get more than one proxy card or set of instructions from a bank, broker or other nominee?

Your shares may be registered in more than one account. You should vote each proxy card you receive and follow each set of instructions from your bank, broker or other nominee.

Where can you receive help answering your questions or obtaining information about the meeting?

If you have any questions about any of the proposals to be presented at the Annual Meeting or how to submit your proxy card, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, you should contact our Investor Relations Department by telephone at (814) 278-7267 or by mail at the Company’s address at 366 Walker Drive, State College, Pennsylvania 16801. In addition, information regarding the Annual Meeting is available via the internet at www.edocumentview.com/REXX.

YOUR VOTE IS IMPORTANT. IF YOU ARE A REGISTERED STOCKHOLDER, YOU MAY VOTE BY TELEPHONE, INTERNET OR BY COMPLETING, SIGNING, DATING AND MAILING THE PROXY CARD IN THE ENCLOSED ENVELOPE AS PROMPTLY AS POSSIBLE. IF YOU ARE A BENEFICIAL OWNER, PLEASE FOLLOW THE VOTING INSTRUCTIONS OF YOUR BANK, BROKER OR OTHER NOMINEE PROVIDED WITH THIS PROXY STATEMENT AS PROMPTLY AS POSSIBLE.

PROPOSAL ONE: ELECTION OF DIRECTORS

Each of our current directors serves a term that expires at the Annual Meeting. Upon recommendation of the Nominating and Governance Committee, the Board has nominated incumbent directors Lance T. Shaner, Thomas C. Stabley, John W. Higbee, John A. Lombardi, Eric L. Mattson, Todd N. Tipton and John J. Zak to be elected by our stockholders entitled to vote at the Annual Meeting. The director nominees, if elected, will serve until the 2016 Annual Meeting of Stockholders, or until their successors are duly elected and qualified, or their earlier resignation or removal. Messrs. Shaner, Stabley, Higbee, Lombardi, Mattson, Tipton and Zak have each indicated a willingness to serve as a director if elected.

If any director nominee becomes unable or unwilling to stand for election as a director, which is not currently anticipated, it is intended that the shares represented by proxies will be voted for the election of such other person or persons as the Board may nominate.

When considering whether director nominees have the experience, qualifications, attributes and skills to enable the Board to effectively satisfy its oversight responsibilities in light of the Company’s business and structure, the Board and the Nominating and Governance Committee focused primarily on the information discussed in each of the directors’ individual biographies set forth below. We have also provided additional information about each nominee to further illustrate the specific traits and characteristics that the Nominating and Governance Committee believes qualify these individuals to serve as directors of our Company.

The Board unanimously recommends a vote “FOR” the election of each of the Board’s seven director nominees listed below.

Name	Age	Position
Lance T. Shaner	61	Chairman
Thomas C. Stabley	44	Chief Executive Officer and Director
John W. Higbee	72	Director; Chairman of Nominating and Corporate Governance Committee
John A. Lombardi	49	Director; Chairman of Audit Committee
Eric L. Mattson	63	Director
Todd N. Tipton	59	Director
John J. Zak	54	Director; Chairman of Compensation Committee

Lance T. Shaner has been Chairman and a director of the Company since March 2007. Mr. Shaner founded our predecessor company, PennTex Resources, L.P., in 1996, and co-founded and served as an officer of all of the Rex Energy affiliated companies before our initial public offering in July 2007. From March 2004 to September 2006, Mr. Shaner served as the Chief Executive Officer and Chairman of our wholly owned subsidiary, Rex Energy Operating Corp. Since its inception in 1984, Mr. Shaner has served as Chairman and Chief Executive Officer of Shaner Hotels, a privately held hotel company. Mr. Shaner is also the Chairman and Chief Executive Officer of Shaner Growth Fund I LLC, Shaner Growth Fund II, LLC, a private mortgage REIT, and Shaner Capital L.P., a company formed to make preferred equity investments in small to mid-size companies. Mr. Shaner is also the Chairman of the Board of Shaner Italia, a holding company that developed the Renaissance II Ciocco Resort and Conference Center in Tuscany, Italy. Mr. Shaner previously served on the Board of Directors of C-Cor Incorporated, a publicly traded company providing integrated network solutions, from October 2003 to October 2005. Previously, Mr. Shaner developed and operated a major television cable company in Western New York and Pennsylvania. Mr. Shaner received his Bachelor of Arts degree in History from Alfred University.

Qualifications. Mr. Shaner has extensive business experience as founder, Chairman and Chief Executive Officer of Shaner Hotels and related companies. His role as a founder of the Company, provide him with a strong understanding of our industry and the challenges of managing a dynamically growing, complex organization such as ours. Mr. Shaner has strong executive leadership skills gleaned from his roles as Chief Executive Officer for a variety of organizations and service on the boards of both public and private companies. He brings a deep understanding of the financial markets, capital raising and other major corporate transactions to our Board and, as our Chairman, provides valuable insight and strategic guidance to our management.

Thomas C. Stabley has been Chief Executive Officer and a director of the Company since October 2011. Mr. Stabley co-founded the Company in 2004. He served as the Chief Financial Officer until October 2011, when he assumed the dual role of Chief Executive Officer and Chief Financial Officer, until relinquishing the Chief Financial Officer role in June 2012. As Chief Financial Officer, he guided the Company and its predecessors through the reorganization and consolidation that resulted in the Company’s initial public offering in 2007. Prior to 2004, for predecessor companies and affiliates of Rex Energy, Mr. Stabley held executive roles in Accounting, Finance, and Acquisitions & Divestitures (A&D), culminating in the role of Vice President, Accounting and Finance, where he was responsible for all aspects of capital management, financial reporting, and corporate planning. Prior to that, Mr. Stabley served as Vice President of Accounting for Shaner Hotels, a privately held hotel company. He holds a Bachelor of Science degree in Accounting from the University of Pittsburgh.

Qualifications. In his capacity as Chief Executive Officer and director, Mr. Stabley serves as a critical liaison between the Board and management. His intimate knowledge of the strategic and growth priorities and day-to-day workings of our business enables him to provide the Board with essential insight and perspective. Mr. Stabley brings nearly twenty years of expertise in capital markets, financial reporting, corporate finance and strategic planning to his roles as our Chief Executive Officer and a director on our Board.

John W. Higbee has been a director of the Company since October 2007. Mr. Higbee was a partner of Arthur Andersen LLP for over twenty years until his retirement in 2001 and served in various management positions, including as the head of the Pittsburgh, Pennsylvania audit practice from 1982 until 1998. Since 2003, Mr. Higbee has served as an independent business consultant to several companies regarding public accounting matters and accounting due diligence. From September 2004 until August 2006, Mr. Higbee was the Vice President and Chief Financial Officer of the Fullington Auto Bus Company, a privately held company engaged in inter and intra city bus transportation. From February 2004 until March 2006, Mr. Higbee was a director and Chairman of the Audit Committee of World Health Alternatives, Inc., a publicly traded company that provided healthcare staffing services to hospitals and other healthcare facilities. From October 2001 to November 2006, Mr. Higbee was a director of Rent-Way, Inc., a publicly traded furniture and electronics rent-to-own company. Mr. Higbee served on the Audit and Finance committees of Rent-Way’s Board of Directors, becoming the Chairman of the Audit Committee in December 2003. Mr. Higbee received a Bachelor of Science in Accounting from The Pennsylvania State University and is a certified public accountant.

Qualifications. Mr. Higbee brings more than forty-five years of financial and accounting experience to our Board, including extensive service in the public accounting industry and in a variety of executive financial leadership roles for public and private companies. His previous service as a Chief Financial Officer and director of several publicly traded companies has given him a strong understanding of financial reporting, internal controls and procedures and risk management. Mr. Higbee has been designated by our Board as an “audit committee financial expert” and he currently serves as the Chairman of our Nominating and Governance Committee.

John A. Lombardi has been a director of the Company since April 2007. Since March 2008, Mr. Lombardi has been a principal at the accounting firm of Hill, Barth & King LLC in its Erie, Pennsylvania office. From February 2007 until March 2008, Mr. Lombardi was self-employed as an accounting and financial reporting consultant. Mr. Lombardi was the Senior Vice President and Chief Financial Officer for Rent-Way, Inc., a publicly traded furniture and electronics rent-to-own company, from December 2005 to February 2007 when Rent-A-Center, Inc. acquired Rent-Way. He was Vice President, Corporate Controller and Chief Accounting

Officer of Rent-Way, Inc. from April 2001 to December 2005. Mr. Lombardi is a certified public accountant, a certified insolvency and reorganization accountant and a certified fraud examiner. Mr. Lombardi holds a Bachelor of Science degree from Gannon University.

Qualifications. As a certified public account and a former Chief Financial Officer of a publicly traded company, Mr. Lombardi brings significant experience, expertise and background in financial and accounting matters to our Board. He has extensive knowledge of public company accounting, finance, internal controls and procedures and risk management that enables him to provide insight and guidance to our Board in these areas. Mr. Lombardi has been designated by our Board as an “audit committee financial expert” and he currently serves as the Chairman of our Audit Committee.

Eric L. Mattson has been a director of the Company since April 2010. Since 2007, he has served as the Chief Financial Officer of Select Energy Services, LLC, a privately held oilfield service company located in Houston, Texas. From 2003 to 2007, Mr. Mattson served as Senior Vice President and Chief Financial Officer of VeriCenter, Inc., a private provider of managed hosting services. From November 2002 until October 2003, Mr. Mattson worked as an independent consultant. From September 1999 until November 2002, Mr. Mattson was the Chief Financial Officer of Netrail, Inc., a private internet backbone and broadband service provider. From July 1993 until May 1999, Mr. Mattson served as Senior Vice President and Chief Financial Officer of Baker Hughes Incorporated, a publicly traded provider of products and services to the oil, gas and processing industries. Since March 1995, Mr. Mattson has been a member of the Board of Directors of National Oilwell Varco, Inc., a publicly traded oilfield service and manufacturing company, and also serves as a member of its audit committee. Mr. Mattson received his Bachelor of Science degree in Economics and an M.B.A. from The Pennsylvania State University.

Qualifications. Mr. Mattson has extensive experience as a Chief Financial Officer for a variety of organizations, both public and private. He brings strong executive leadership skills and a deep understanding of strategic planning, financial reporting, mergers and acquisitions and risk management to our Board, as well as significant experience gained from serving on the board of another public company in a related industry. His knowledge of the oil and gas industry as well as the financial and capital markets enables him to provide critical insight to the Board. Mr. Mattson has been designated by our Board as an “audit committee financial expert.”

Todd Tipton has been a director of the Company since July 2013. Since May 2013, Mr. Tipton has served as a consultant for a number of firms on all aspects of the upstream E&P business. From September 2006 to April 2013, he served as Executive Vice President of Exploration for SandRidge Energy, Inc. where he was responsible for the exploration and exploitation strategy for the company. Before joining SandRidge, Mr. Tipton served as Exploration Manager for the Western Division of Devon Energy Corporation. Prior to Devon Energy, he was a private consultant for several oil and gas clients, both domestic and international, the Senior Vice President of Exploration for Samson Resources, and held various managerial and consulting roles for E&P companies. Mr. Tipton began his career with Conoco, Inc., now Conoco Phillips Company, where he served in both managerial and technical roles working on domestic and international projects. He holds a Bachelor of Arts degree in Geology from the State University of New York at Buffalo and completed the executive development program at the Johnson Graduate School of Management at Cornell University.

Qualifications. Mr. Tipton has over thirty five years of technical and operational experience in the oil and gas industry. He brings strong executive leadership skills and a deep understanding of exploration and development and strategic planning to the Board. His extensive knowledge of the oil and gas industry enables him to provide critical and technical insight to the Board and our management.

John J. Zak has been a director of the Company since November 2010. Mr. Zak has been a partner in the law firm of Hodgson Russ LLP since 1990, concentrating his practice in U.S. securities regulation and compliance, mergers and acquisitions, and corporate law and governance. Mr. Zak has over twenty five years of experience in North American capital markets, regularly counseling U.S. and Canadian businesses on U.S.

securities and corporate law matters. He is a member of the New York State Bar Association and the American Bar Association. Mr. Zak received his Bachelor of Arts degree from the State University of New York at Buffalo and his J.D. from Cornell Law School.

Qualifications. Mr. Zak has extensive experience in providing strategic counsel and legal advice to public and private companies engaged in major corporate and capital raising transactions and securities offerings. He also brings strong leadership skills and a deep understanding of public company governance, mergers and acquisitions, and executive compensation arrangements to our Board. His expertise in corporate law and governance, securities regulation and compliance enable him to provide our Board with valuable insight and perspective. He currently serves as the Chairman of our Compensation Committee.

THE BOARD, ITS COMMITTEES AND ITS COMPENSATION

The Board

Our Board currently consists of seven directors. Under our corporate governance policy, the Board represents the stockholders’ interest in perpetuating a successful business and optimizing long-term financial returns in a manner consistent with applicable legal requirements and ethical considerations. The Board is responsible for identifying and taking reasonable action to help assure that we are managed in a way designed to achieve this result. Consistent with the importance of the Board’s responsibilities, each director is expected to be familiar with the Company’s business and public disclosures, to review in advance of Board meetings all related materials distributed to the Board and to attend and participate in meetings of the Board and meetings of any committee of which the director is a member.

In 2014, the Board held five meetings, including regularly scheduled and special meetings. In 2014, each director attended more than seventy-five percent (75%) of the total number of meetings of the Board and the committees on which he served. It is the Company’s policy that, to the extent reasonably practicable, Board members should attend stockholder meetings. All of the directors on the Board attended our 2014 Annual Meeting of Stockholders.

Director Independence

As part of the Company’s corporate governance practices, and in accordance with NASDAQ rules, the Board has established a policy requiring a majority of the members of the Board to be independent. For a director to be independent, the Board must determine, among other things, that the director does not have any direct or indirect material relationship with the Company. The criteria for determining director independence are set forth in our Corporate Governance Guidelines, which is publicly available on our website at www.rexenergy.com under the “Corporate Governance” link under the “Investor Relations” tab. Our Corporate Governance Guidelines conforms to the independence requirements of the NASDAQ corporate governance standards. Applying these independence standards, the Board has determined that John W. Higbee, John A. Lombardi, Eric L. Mattson, Lance T. Shaner, Todd N. Tipton and John J. Zak are all independent directors.

Board Committees

The Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Governance Committee, each of which is described below. Each committee operates under a written charter that the Board adopted. All of the charters are publicly available on our website at www.rexenergy.com under the “Corporate Governance” link under the “Investor Relations” tab. You may also obtain a copy of our charters upon written request to our Investor Relations Department at our principal executive offices.

It is the role of the Nominating and Governance Committee to recommend to the Board candidates to serve on the committees. The Board then designates or confirms committee members and they serve until their successors are selected and qualified or until their earlier death, retirement, resignation or removal. The table below sets forth the current composition of the Board committees.

	Nominating and Governance Committee	Compensation Committee	Audit Committee
John W. Higbee	Chair	Member	Member

John A. Lombardi	Member	Member	Chair

Eric L. Mattson	—	—	Member

John J. Zak	Member	Chair	—

Todd N. Tipton	Member	—	—

On a periodic basis, the Board reviews the composition of the Board committees and discusses the need or desire for changes or additions to the committees.

Audit Committee

The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and oversees our accounting and financial reporting processes and the audits of the Company’s financial statements. Pursuant to its charter, the functions and responsibilities of the Audit Committee include:

•	selecting and hiring (subject to ratification by our stockholders) the independent public accountants to audit our financial statements;

•	establishing the scope of, and overseeing, the annual audit;

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assisting the Board in fulfilling its oversight responsibility to the stockholders, the investment community and others relating to the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence and the performance of our internal audit function;

•

overseeing our system of disclosure controls and procedures and system of internal controls regarding financial, accounting, legal compliance and ethics that management and the Board have established; and

•	maintaining free and open communication between the committee and our independent auditors, the internal accounting function and management of our company.

The Audit Committee consists of Messrs. Higbee, Lombardi (Chair) and Mattson. The Board has determined that all members of the Audit Committee meet the independence criteria prescribed by the applicable regulations and rules of the Securities and Exchange Commission (the “SEC”) and are “independent directors” within the meaning of applicable NASDAQ listing standards. In addition, the Board has determined that Messrs. Higbee, Lombardi and Mattson each:

(i)	meet NASDAQ’s financial literacy requirements;

(ii)	qualify as “audit committee financial experts” as such term is defined in Item 407(d) of Regulation S-K promulgated by the SEC; and

(iii)	meet NASDAQ’s financial sophistication requirements.

In 2014, the Audit Committee held eight meetings, including regularly scheduled and special meetings.

Compensation Committee

The Compensation Committee establishes our company’s policies and administers our compensation program with respect to our executive officers. Based on periodic evaluation, the Compensation Committee also makes recommendations to the Board regarding director compensation and our company’s employee benefits program. Pursuant to its charter, the functions and responsibilities of the Compensation Committee include:

•	determining compensation for the Company’s executive officers, including our Chief Executive Officer;

•	assisting in developing and reviewing the annual performance goals and objectives for our executive officers, including our Chief Executive Officer;

•	assessing the adequacy and competitiveness of our executive compensation program;

•	administering our incentive compensation program and equity-based compensation plans;

•	reviewing and recommending compensation for our nonemployee directors;

•	preparing the Compensation Committee report to be included in our annual proxy statement; and

•	reviewing and evaluating the adequacy of the Compensation Committee charter on an annual basis.

The Compensation Committee has directed the design and implementation of our executive compensation program. Our Compensation Committee is authorized to retain advisors with respect to compensation matters. The Compensation Committee periodically consults with our human resources department and outside advisers and may use customized data that compensation consultants provide and non-customized survey data in connection with its decisions on executive compensation matters.

In 2014, the Compensation Committee again engaged the services of Pay Governance LLC (“Pay Governance”), an independent compensation consultant, to advise it in connection with certain executive compensation matters. Pay Governance provided customized information to the Committee in response to the Committee’s inquiries and direction. (Please see the Compensation Discussion and Analysis for more information about the services provided by Pay Governance.)

The Compensation Committee has reviewed the nature of the relationship between itself and Pay Governance, including all personal and business relationships between the committee members, the compensation consultants and the individuals who provided advice to the Compensation Committee. Based on its review, the Compensation Committee did not identify any conflicts of interest in the engagement of Pay Governance as a compensation consultant.

The Compensation Committee consists of Messrs. Higbee, Lombardi and Zak (Chair). None of the individuals serving on the Compensation Committee has ever been an officer or employee of the Company. The Board has determined that all members of the Compensation Committee satisfy the applicable independence requirements of the NASDAQ listing standards in effect as of the date of this proxy statement. Additionally, all of the members of the Compensation Committee qualify as “nonemployee directors” for purposes of SEC requirements, and as “outside directors” for purposes of Section 162(m) of the Internal Revenue Code. In 2014, the Compensation Committee held five meetings, including regularly scheduled and special meetings.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee (1) has ever been employed by us, as an officer or otherwise, or (2) has or had any relationship with us in 2014 requiring disclosure pursuant to SEC rules. Additionally, in 2014, none of our executive officers served as a member of the compensation or similar committee or as a member of the board of directors of any other entity of which an executive officer of that entity served on the Compensation Committee or Board.

Nominating and Governance Committee

The Nominating and Governance Committee nominates candidates to serve on the Board. It is also responsible for monitoring a process to assess director, board and committee effectiveness, developing and implementing our corporate governance guidelines and otherwise taking a leadership role in shaping the corporate governance of our company. Pursuant to its charter, the responsibilities and duties of the Nominating and Governance Committee include:

•	assisting the Board in developing and annually reevaluating a set of specific criteria for Board membership;

•	assessing the size and composition of the Board and its committees and identifying qualities, skills and areas of expertise that will help to strengthen and balance the Board;

•	evaluating each new director candidate and each incumbent director prior to recommending that the Board nominate or re-nominate any such individual for election or reelection;

•

assisting the Board in developing, periodically reassessing and annually evaluating the cooperation of each member of the Board in complying with initial orientation guidelines and continuing education guidelines;

•	reviewing the performance and composition of each committee of the Board and recommending any appropriate changes;

•	recommending committee members to the Board; and

•	reviewing the adequacy of the charters of each committee of the Board, including the Nominating and Corporate Governance Committee charter, on an annual basis.

In circumstances where the Chairman is not independent, our Corporate Governance Policy provides that the Chairman of the Nominating and Governance Committee also act as the Presiding Independent Director for meetings of the independent directors (unless another independent director is selected for this role by the independent directors).

The Nominating and Governance Committee consists of Messrs. Higbee (Chair), Lombardi, Tipton and Zak. In 2014, the Nominating and Governance Committee held four meetings, including regularly scheduled and special meetings.

Director Compensation in 2014

Under the Company’s director compensation plan, each nonemployee director receives a monthly cash retainer of $6,000 and annual grants of time-based restricted stock and phantom stock with an aggregate value of $100,000. The annual grants are typically made in December of each year for the upcoming year.

Director Equity Grants

In December 2014, the Compensation Committee approved awards of three-year, ratably vesting time-based restricted stock and phantom stock for each of the nonemployee directors. The awards are split sixty percent restricted stock and forty percent phantom stock. The phantom stock is payable in cash upon vesting. Awards of phantom stock were included to allow the nonemployee directors, for whom the Company does not withhold taxes, to meet their tax obligations if and when the awards vest. The restricted stock and phantom stock are subject to the same vesting requirements and the phantom stock will vest only if and when the underlying restricted stock vests.

The following table sets forth certain information regarding non-employee director compensation for 2014:

Name	Fees Earned or Paid in Cash	Stock Awards(1)(2)	Total
Lance T. Shaner	$72,000	$100,000	$172,000
John A. Lombardi	$72,000	$100,000	$172,000
John W. Higbee	$72,000	$100,000	$172,000
Eric L. Mattson	$72,000	$100,000	$172,000
Todd N. Tipton	$72,000	$100,000	$172,000
John J. Zak	$72,000	$100,000	$172,000

(1)

Represents the grant date fair value of awards granted during 2014, as determined in accordance with ASC Topic 718. Please see the discussion of the assumptions made in the valuation of these awards in Note 17, Employee Benefit and Equity Plans, to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014.

(2)

On December 15, 2014, as part of our annual award cycle for 2015, each of our non-employee directors were granted 13,072 shares of restricted stock and 8,714 shares of phantom stock. The shares of restricted stock and phantom stock are time-based and vest ratably over a three-year period, commencing on the one year anniversary of the grant date. The Company did not grant any stock options or performance-based restricted stock to nonemployee directors during 2014. The following table sets forth the aggregate number of shares of time-based restricted stock, performance-based restricted stock, phantom stock and options outstanding at December 31, 2014 for each nonemployee director.

Name	Number of Time-Based Restricted Stock Awards Outstanding at Year-End	Number of Performance- Based Restricted Stock Awards Outstanding at Year-End	Number of Phantom Stock Awards Outstanding at Year-End	Number of Option Awards Outstanding at Year-End
Lance T. Shaner	16,757	2,211	12,645	22,734
John A. Lombardi	16,757	2,211	12,645	72,734
John W. Higbee	16,757	2,211	12,645	47,734
Eric L. Mattson	16,757	2,211	12,645	7,387
Todd N. Tipton	15,950	—	10,633	—
John J. Zak	16,757	2,211	12,645	—

CORPORATE GOVERNANCE

The Board has established corporate governance practices designed to serve the best interests of our Company and our stockholders. In this regard, the Board has, among other things, adopted:

•	corporate governance guidelines;

•	a code of business conduct and ethics for directors, officers and employees;

•	procedures regarding stockholder communications with the Board and its committees; and

•	written charters for the Board’s Audit, Compensation and Nominating and Governance Committees.

The Board reviews and modifies our policies and procedures as necessary to comply with any new requirements of the SEC or NASDAQ, and periodically to reflect evolving standards in corporate governance.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines that sets out our Company’s guidelines regarding, among other things, the Board’s composition, leadership, Presiding Independent Director, committees, meeting procedures, the compensation and responsibilities of our directors and the responsibilities of management. A copy of the Corporate Governance Guidelines is published in the “Corporate Governance” section of the “Investor Relations” section of our website at www.rexenergy.com.

Code of Business Conduct and Ethics for Directors, Officers and Employees

The Board has adopted a Code of Business Conduct and Ethics for directors, officers and employees (the “Code of Ethics”). The purpose of the Code of Ethics is to focus our directors, officers and employees on areas of ethical risk, provide guidance to help them recognize and deal with ethical issues, provide mechanisms to report unethical or unlawful conduct, and to help enhance and formalize our culture of integrity, honesty and accountability. A copy of the Code of Ethics is published in the “Corporate Governance” section of the “Investor Relations” section of our website at www.rexenergy.com. We intend to make all required disclosures concerning any amendments to, or waivers from, the Code of Ethics on our website.

Stockholder Communications with the Board

We encourage any stockholder who desires to communicate with the Board with respect to the stockholder’s views and concerns to do so by writing to the Secretary of the Company, who will assure that the Chairman of the Nominating and Governance Committee receives the correspondence. The Company’s principal address is: Rex Energy Corporation, 366 Walker Drive, State College, Pennsylvania 16801.

Board Leadership Structure

Our Corporate Governance Guidelines provide that the Board has the flexibility to decide whether it is in the best interests of the Company to separate the roles of Chief Executive Officer and Chairman. We currently have a separate Chairman and Chief Executive Officer. Lance T. Shaner serves as our Chairman, and Thomas C. Stabley serves as our Chief Executive Officer. The Board has determined that having a separate Chairman is in the best interest of our stockholders at this time. This structure ensures a greater role for the independent directors in the oversight of our company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the Board. Separating these positions allows our Chief Executive Officer to focus on our day-to-day business and operations, while allowing our Chairman to focus on the general policy for the Company and to lead the Board in its fundamental role of providing advice to, and independent oversight of, management. The Board recognizes the time, effort, and energy that the Chief Executive Officer is required to devote to his position in the current business environment, as well as the commitment required to serve as our Chairman, particularly as the Board’s oversight responsibilities continue to grow. The Board believes, due to the continued leadership and experience provided by these two individuals, that having separate positions is the appropriate leadership structure for the Company at this time.

Board’s Role in Risk Oversight

The Board is actively involved in oversight of risks that could affect the Company. Management is responsible for the day-to-day management of risks the Company faces, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management.

The Board oversees the Company’s management of commodity price risk through regular reviews of the Company’s derivatives strategy with executive management and oversight of the Company’s policy that limits the Company’s authority to enter into derivative commodity price instruments to a specified level of production, above which management must seek Board approval. Our Board also receives regular reports from Thomas C. Stabley, our Chief Executive Officer and a director, and other members of our senior management who supervise various aspects of our business, including operations, finance, legal and compliance, investor relations, risk management and safety and environmental.

The Audit Committee of the Board is charged by its charter with the responsibility to review and evaluate the Company’s policies and practices with respect to risk assessment and risk management, including the Company’s major financial risk exposures and steps taken by management to monitor and control these exposures and the Company’s litigation management and insurance management processes. The Audit Committee regularly updates the Board about the Committee’s activities and makes appropriate recommendations. Additionally, at certain Audit Committee meetings, management presents one or more particular areas of risk, either independently as a result of its assessment of materiality or at the request of the Audit Committee. In carrying out its duties and responsibilities, the Audit Committee is tasked with designing its policies and procedures to be flexible and to ensure that the corporate accounting, financial reporting and disclosure practices of the Company are appropriately tailored for the Company’s specific business and financial risks. The Audit Committee also regularly inquires as to whether the independent or internal auditors have any concerns regarding the possibility of significant accounting or reporting risks or exposures, the appropriateness and quality of significant accounting treatments and whether there has been any aggressive creativity in any such treatments. The Audit Committee works with management in addressing its policies, strengths and weaknesses in each area presented or separately assessed.

In addition to the formal compliance program, the Board and the Audit Committee encourage management to promote a corporate culture that understands risk management and incorporates it into overall corporate strategy and day-to-day business operations.

Director Nominations and Qualifications

The Nominating and Governance Committee selects and evaluates candidates for nomination as directors in accordance with the general criteria set forth in its charter, regardless of whether candidates are recommended to the Nominating and Governance Committee by the Board, stockholders or a third party consultant. Pursuant to the committee charter, each director should be an individual of the highest character and integrity, be free of any conflict of interest that would violate applicable law or regulation or interfere with the responsibilities of a director, and be able to devote sufficient time to the affairs of the Company to develop and maintain a sufficient knowledge of the Company and its industry, to review and analyze reports and other information important to Board and committee responsibilities, and to prepare for and attend Board and committee meetings. In addition, the Nominating and Governance Committee periodically re-evaluates and modifies as necessary specific criteria that should be represented by the members of the Board. In carrying out its function to nominate candidates for election to our board, the Nominating and Governance Committee considers the mix of skills, experience, character, commitment and diversity – diversity being broadly construed to mean a variety of opinions, perspectives, experiences and backgrounds, as well as other differentiating characteristics – all in the context of the requirements of our Board at that point in time.

PROPOSAL TWO: RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP (“KPMG”), which has been the independent auditor for the Company since March 23, 2011, has been selected by the Audit Committee as the Company’s independent registered public accounting firm for the year ending December 31, 2015. We are asking stockholders to ratify this selection. Although we are not required to obtain stockholder ratification of the selection of KPMG, our Board believes that the selection of an independent registered public accounting firm is an important matter to stockholders, and considers a proposal for stockholders to ratify such selection as an opportunity for stockholders to provide input to the Audit Committee and the Board on a key corporate governance issue. If the stockholders fail to ratify the selection, the Audit Committee may reconsider whether or not to retain KPMG. Even if the selection is ratified, the Audit Committee in its discretion may appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and those of our stockholders.

The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting is required to ratify the selection of KPMG.

Representatives of KPMG are expected to be present at the Annual Meeting and will be offered the opportunity to make a statement if they so desire. They will also be available to answer questions.

The Board unanimously recommends a vote “FOR” the proposal to ratify KPMG LLP as our independent registered public accounting firm.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Audit and Audit-Related Fees

The following table summarizes the aggregate fees billed to us during the years ended December 31, 2014 and December 31, 2013 by KPMG ($ in thousands).

	Year Ended December 31,
	2014	2013
Audit fees(1)	$937	$803
Audit-related fees	—	—
Tax fees(2)	$13	$18
All other fees	—	—

	$950	$821

1)

Audit fees consist of amounts billed for professional services for the audit of our annual financial statements included in our annual reports on Form 10-K, for the review of the financial statements included in our quarterly reports on Form 10-Q and for services that are normally provided by the accountants in connection with statutory and regulatory filings or engagements and private placements, including (among other things) filings of registration statements, for the years ended December 31, 2013 and December 31, 2014.

2)	Tax fees consist of amounts billed for tax compliance and consultation services, including the preparation of state and federal tax returns.

Pre-Approval Policies and Procedures

The Audit Committee has the sole authority to select, appoint or replace the independent registered public accounting firm and is directly responsible for the compensation and oversight of the work of the independent registered public accounting firm. The Audit Committee’s policy is to pre-approve all audit and non-audit services provided to the Company by its independent registered public accounting firm (except for items exempt from pre-approval requirements under applicable laws and rules). The Audit Committee has considered whether the non-audit services provided by KPMG are compatible with maintaining KPMG’s independence and determined that the nature and substance of any non-audit services did not impair the status of KPMG as the Company’s independent registered public accounting firm.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors provides assistance to the Board in, among other matters, fulfilling its responsibility relating to the accounting and reporting practices of the Company, the adequacy of the Company’s financial controls and the quality and integrity of the financial statements of the Company.

In connection with its review of the audited financial statements appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, the Committee:

•	discussed these financial statements with the Company’s management and KPMG, the Company’s independent registered public accounting firm;

•

discussed with KPMG those matters required to be discussed under Statement on Auditing Standards (“SAS”) No. 61 (Communication with Audit Committees), as amended by SAS No. 90 (Audit Committee Communications), including those described in Auditing Standards No. 16 “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board (“PCAOB”); and

•

received and reviewed the written disclosures and the letter from KPMG required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with KPMG their independence.

Based on the review and discussions referred to above, the Committee recommended that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the SEC.

The Committee has selected and engaged KPMG as the Company’s independent registered public accounting firm to audit and report to the Company’s stockholders on the Company’s financial statements for the year ending December 31, 2015.

This report is submitted by the members of the Audit Committee.

John A. Lombardi (Chair)

John W. Higbee

Eric L. Mattson

EXECUTIVE OFFICERS

The following sets forth certain information regarding the executive officers of the Company. The biography for Thomas C. Stabley, who is both a director and an executive officer of the Company, may be found in the biographical information included for each of the director nominees.

Name	Age	Position with the Company
Thomas C. Stabley	44	Chief Executive Officer
Patrick M. McKinney	55	President and Chief Operating Officer
Thomas G. Rajan	50	Chief Financial Officer
Curtis J. Walker	33	Chief Accounting Officer
David E. Pratt	63	Senior Vice President, Exploration Manager
F. Scott Hodges	46	Senior Vice President, Land and Business Development
Jennifer L. McDonough	43	Senior Vice President, General Counsel and Secretary

Patrick M. McKinney has served as our President and Chief Operating Officer since October 2011. He joined Rex Energy as Executive Vice President and Chief Operating Officer in May 2010. Prior to joining the Company, Mr. McKinney served as Senior Vice President, Engineering and Operations of Cano Petroleum (an energy company), which he joined in 2006. Before 2006, Mr. McKinney was Strategic Worldwide Portfolio Manager for Pioneer Natural Resources (an independent exploration and production company) where he was responsible for capital spending and resource recovery determinations related to exploration and development in Canada, Argentina, Tunisia, Alaska, West Africa and Pioneer’s domestic projects. Previously, Mr. McKinney spent 20 years at Union Pacific Corporation (now Anadarko Petroleum Corp., an independent exploration and production company) and its E&P subsidiary, Union Pacific Resources (UPR). At UPR he held management positions of increasing responsibility within engineering, operations, strategic planning and corporate finance. Mr. McKinney has a deep understanding of the development of oil and gas reserves, particularly oil and gas reserves from unconventional and secondary and tertiary sources, with focus on managing finding and development costs. Mr. McKinney has extensive experience in the evaluation and reporting of oil and gas reserves, evaluation of acquisition and divestiture opportunities and management and development of technical human capital. Mr. McKinney holds a Bachelor of Science degree in Petroleum Engineering from the University of Wyoming and a Masters of Business Administration from Pepperdine University.

Thomas G. Rajan has served as Chief Financial Officer since February 2015. Before joining the Company, Mr. Rajan was managing partner of High View Energy LLC, a Forth Worth based company focused on exploration and production beginning in June 2012. Prior to that, Mr. Rajan was Managing Director of KeyBanc Capital Markets, where he spent eight years in investment and corporate banking roles, ultimately leading the Oil and Gas Investment Banking and Corporate Banking practices. Prior to his time at KeyBanc, Mr. Rajan spent several years in corporate finance roles with Comerica Bank, Cross Timbers Oil Company and JP Morgan Chase. Mr. Rajan holds a Bachelor of Science degree in Electrical Engineering and a Masters of Business Administration, both from Texas Tech University.

Curtis J. Walker has served as our Chief Accounting Officer since May 2012 and also served as our Interim Chief Financial Officer in January 2015 prior to Mr. Rajan’s appointment. Prior to becoming Chief Accounting Officer, Mr. Walker served as Vice President, Accounting of Rex Energy beginning in November 2009. Mr. Walker joined the Company in 2007 and served in a number of financial positions with increasing responsibility, including Director of Accounting, before being promoted to Vice President, Accounting. Throughout his tenure with the Company he has been responsible for significant financial and internal control activities, including those relating to financial planning and reporting, accounting, budgeting and forecasting, procurement, insurance and financial and risk management. Prior to joining Rex Energy, Mr. Walker spent four years with YRC Worldwide (a publicly traded Fortune 500 trucking and transportation company). During his time with YRC Worldwide, Mr. Walker served as a Staff Accountant, Senior Financial Analyst and Assistant Controller. Mr. Walker serves as the Company’s principal accounting officer. He holds a Bachelor of Science degree in Accounting and a Masters of Business Administration, both from Shippensburg University.

David E. Pratt has served as Senior Vice President, Exploration Manager of the Company since October 2010. Prior to that, he served as the Company’s Vice President, Exploration Manager from April 2008 to September 2010. Before joining Rex Energy, Mr. Pratt was a geologist for the New York State Department of Environmental Conservation, Bureau of Oil and Gas Regulation beginning in November 1999. Earlier in his career, Mr. Pratt spent over eight years as a regional exploration and development geologist for Cabot Oil and Gas Corporation (an independent exploration and production company) working in its Appalachian Basin operations. Mr. Pratt received his Bachelor of Science degree in Geology from the State University of New York at Albany and a Master’s degree in Geology from Rice University.

F. Scott Hodges was named Senior Vice President, Land and Business Development in March 2014. Prior to that, he served as our Senior Vice President, Land since October 2011 and Vice President, Land from June 2010 through September 2011. He is responsible for the acquisition and management of oil and gas, mineral and surface rights necessary for the continued growth of the Company, and oversees all business development, joint venture, and A&D transactions for the Company. Prior to joining Rex Energy, Mr. Hodges served in several management positions of increasing responsibility for Consol Energy (a publicly traded diversified energy producer), which he joined in 1997, culminating with the position of Regional Land Manager.

Jennifer L. McDonough was named Senior Vice President, General Counsel and Secretary in March 2014. She joined Rex Energy as Vice President, General Counsel and Secretary in April 2011. Before joining the Company, Ms. McDonough spent six years with Kennametal Inc. (a manufacturer and provider of engineered products and solutions) as Assistant General Counsel and Assistant Secretary. Prior to that, Ms. McDonough was with Morgan, Lewis & Bockius, LLP, an international law firm, where she concentrated her practice on business and finance matters, mergers and acquisitions, securities, and corporate governance. Ms. McDonough holds a Bachelor of Science in Psychology from the University of Pittsburgh and a Juris Doctorate from Duquesne University.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis provides an overview of and information related to our compensation program and policies for our named executive officers. Our compensation program for named executive officers is designed and administered under the direction of our Compensation Committee, which is comprised of three independent directors. Our “named executive officers” for 2014 were:

(a)	Thomas C. Stabley, who is our Chief Executive Officer;

(b)	Michael L. Hodges, who was our Chief Financial Officer;

(c)	Patrick M. McKinney, who is our President and Chief Operating Officer;

(d)	F. Scott Hodges, who is our Senior Vice President, Land and Business Development; and

(e)	Jennifer L. McDonough, who is our Senior Vice President, General Counsel and Secretary.

In the discussion that follows in the Compensation Discussion and Analysis, we sometimes refer to our named executive officers as “executives”. In general, the process followed by our Compensation Committee is similar for all of our executive officers; where it differs in any material respect, we will identify the differences in the discussion.

Mr. Michael L. Hodges resigned from his position as Chief Financial Officer effective January 6, 2015.

Compensation Objectives and Philosophies

Our executive compensation program was developed in accordance with the objectives and philosophies established by our Compensation Committee. Our program is designed to:

•	attract and retain talented and experienced executives in the highly competitive oil and gas labor market;

•	motivate and reward executives whose knowledge, skills and performance are critical to our success;

•	align the interests of our executives and stockholders by motivating executives to increase stockholder value and rewarding executives when stockholder value increases;

•

provide a competitive compensation package that is weighted heavily towards pay for performance and in which total compensation is primarily determined by company and individual results and the creation of shareholder value;

•	ensure fairness among the executive management team by recognizing the contributions each executive makes to our success;

•	foster a shared commitment among our executives by coordinating company and individual goals; and

•	compensate our executives in a manner designed to meet our long-term objectives.

Compensation Process

The Compensation Committee is responsible for evaluating and determining the compensation of our Chief Executive Officer and evaluating and approving the compensation of our other executives. The Compensation Committee reviews our executive compensation program at least annually to ensure that it remains consistent with, and promotes the achievement of, our objectives and philosophies. Each year, the Compensation Committee evaluates and approves the individual elements of total compensation to be paid to our executives. In connection with its evaluation, the Compensation Committee typically examines and considers our performance during the previous year, as well as other factors described in the following discussion, to establish compensation levels.

For our executives (other than the Chief Executive Officer), the Compensation Committee solicits and receives the input of our Chief Executive Officer as to compensation levels. Our Chief Executive Officer annually reviews the performance of each executive with the Compensation Committee and makes recommendations to the Compensation Committee regarding various elements of compensation for each executive. For the Chief Executive Officer, the Compensation Committee is the sole body that makes compensation decisions. For all of our executives, the Compensation Committee may also review data that our human resources department compiles or that we obtain from surveys or other third party sources, such as compensation consultants, with respect to the executive compensation policies of our peer group and industry practices.

The Compensation Committee has the flexibility to exercise discretion when making compensation decisions for our executives. To attract and retain talented and experienced executives whose knowledge, skills and performance are critical to our success, the Compensation Committee believes that we should compensate our executives each year relative to market pay levels and the internal pay levels of our executives. To help us craft what we believe to be responsible market pay practices, the Compensation Committee asks us to take into account both external and internal factors. External factors may include concepts like market pay levels within our industry and the competitive landscape for executive talent, and we report on these matters to the Compensation Committee as requested. Internal factors may include concepts like:

•	the executive’s contributions and performance;

•	the executive’s roles and responsibilities, including the executive’s tenure in such role;

•	the Company’s need for the executive’s skills;

•	the executive’s experience and management responsibilities;

•	market levels of compensation for positions comparable to the executive’s position;

•	the executive’s prior compensation amount and mix; and

•	the executive’s potential and readiness to contribute in the executive’s current role.

The Compensation Committee does not necessarily give any one of these factors more weight than others, but may consider some or all of them as appropriate. All pay elements are cash-based except for the long-term equity incentive program, which may be an equity-based award, a cash award or a combination of both. We believe that a substantial portion of each executive’s compensation should be performance-based.

The Compensation Committee recognizes that there may be instances where the accounting treatment of an item may have a disproportionate or distortive impact on our financial results in any given year. Accordingly, the Compensation Committee uses its discretion in evaluating our financial performance and its impact on our annual and long-term incentive compensation. The Compensation Committee may exclude certain accounting measures and unusual or extraordinary items in determining whether a financial performance level or target has been met when doing so is consistent with our compensation objectives.

In connection with the 2014 Annual Meeting of Stockholders, our stockholders were given an opportunity to approve, by an advisory (non-binding) vote, the compensation of the Company’s named executive officers for 2013-2014 (the “Advisory Vote”). We were pleased that the Advisory Vote resulted in over 97% of stockholders voting to approve such compensation. The Compensation Committee believes the results of the Advisory Vote demonstrate a high degree of stockholder support for our executive compensation objectives, philosophies and design. As a result, the Compensation Committee currently intends to continue to use these objectives and philosophies in making future compensation decisions. Each year, the Compensation Committee will consider the results of the annual “say on pay” vote in evaluating our executive compensation practices.

Role of Pay Governance

Since 2012, the Compensation Committee has engaged Pay Governance, an independent compensation consultant, to provide advisory services to the Compensation Committee in connection with its evaluation of our non-employee director and executive compensation program, and to assist it in making compensation decisions for our executives, including input on the refinement of our peer group. Pay Governance has assisted the Compensation Committee to develop a customized peer group from which data is used in reviewing the Company’s overall executive compensation program. Working with the Committee, with input from management as requested, Pay Governance developed the peer group after obtaining a sufficiently large sample size of companies so as to be able to gather comparable information generally and to accurately reflect the Company’s complexity and the executive labor market. The sample size of companies was created by looking at: companies with revenue, market capitalization, capital expenditures and employee size similar to the Company; companies in the oil and gas exploration and production industry; and companies that are publicly traded. In late 2013, the Compensation Committee approved the peer group that was used (in connection with various other external and internal factors described earlier in this discussion) to make certain compensation decisions for our executives for 2014. We refer to this group of companies as the “2014 peer group.” The 16 companies that comprised the 2014 peer group were:

Approach Resources, Inc.	Halcón Resources Corporation	PetroQuest Energy Inc.

Bonanza Creek Energy, Inc.	Legacy Reserves LP	Rosetta Resources, Inc.

Callon Petroleum Co.	Magnum Hunter Resources Corp.	Swift Energy Co.

Carrizo Oil & Gas Inc.	Matador Resources Company	Warren Resources Inc.

Comstock Resources Inc.	PDC Energy, Inc.

Goodrich Petroleum Corp.	Penn Virginia Corporation

Overview of Process for 2014

Over the course of several meetings from September 2013 through February 2014, the Compensation Committee evaluated the compensation of our executives to determine compensation adjustments for 2014. Pay Governance and management reviewed the peer group data, survey and industry data compiled by our human resources department, and year-to-date Company and individual performance, in preparation for the September 2013 meeting of the Compensation Committee. This information was compiled and, together with preliminary recommendations, was presented at the meeting to the Committee for its consideration and input. The information was updated, the Committee’s input incorporated, and the calculations were refined and presented to the Committee at its December meeting. Final data and recommendations, including company performance and individual performance reviews for all executives, were presented to the Committee at its February 2014 meeting and the Committee made its final determinations for compensation changes at that time. Based on the Committee’s decisions at its February 2014 meeting, all executives received adjustments to their compensation effective in March 2014, which remained in effect for the remainder of 2014.

Elements of Our 2014 Executive Compensation Program

Overall, our executive compensation program is designed to be consistent with the objectives and philosophies we previously described. We have summarized the basic elements of our executive compensation program for 2014 below. A detailed description of the compensation that we paid to our named executive officers can be found below under “2014 Compensation Program” and in the compensation tables in the “Executive Compensation” portion of this proxy statement.

Elements of Compensation Program	Description	Key Objectives Promoted
Annual Cash Compensation

Base Salary	Fixed annual cash compensation paid periodically during the year	To attract and retain talented executives

Cash Bonus	Variable cash compensation based on individual and Company performance for a one-year period	To motivate and reward achievement of personal goals, and Company-wide or business unit strategic, financial or operating goals
Long-Term Incentives

Amended and Restated 2007 Long-Term Incentive Plan	Stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, dividend equivalent rights and cash awards	To retain and motivate our executives over a longer term and align their interests with those of the Company’s stockholders.
Retirement Benefits

Retirement Savings Plan	A 401(k) retirement savings plan that enables executives to contribute a portion of their compensation with a discretionary Company matching contribution	Designed to be market competitive to attract and retain talented executives, given that most of our competitors provide a 401(k) plan
Employment and Severance Benefits

Employment Agreements	Agreements with certain of our named executive officers providing for minimum salary, incentive opportunities and severance benefits	Designed to enable the Company to attract and retain talented executives. Also intended to protect the Company’s interests through restrictive post-employment covenants, including non-competition and non-solicitation covenants (See also “Potential Payments Upon Termination or Change in Control”)

Executive Severance Policy	A policy that provides for severance payments and certain other benefits to designated executives whose employment is terminated as a result of position elimination, a restructuring of the Company or a reduction in force	Designed to enable the Company to attract and retain talented executives. Also intended to protect the Company’s interests through restrictive post-employment covenants, including non-competition and non-solicitation (See also “Potential Payments Upon Termination or Change in Control”)

Elements of Compensation Program	Description	Key Objectives Promoted

Executive Change in Control Policy	Provides payment of salary continuation and certain other benefits to designated executives whose employment with the Company is terminated as a direct result of a Change of Control of our Company	Designed to enable the Company to attract and retain talented executives. Also intended to protect the Company’s interests through restrictive post-employment covenants, including non-solicitation (See also “Potential Payments Upon Termination or Change in Control”)
Other Benefits and Perquisites

Health and Welfare Benefits	Medical, dental and vision care coverage, disability insurance and life insurance	Customary benefits that enable the Company to attract and retain executive officers as most companies of our size provide similar benefits

Perquisites	Includes use of mobile phones, and for certain of our executives, automobile allowance or use of company vehicles, and country club memberships	To enhance our ability to attract and retain talented executives

2014 Compensation Program

Annual Base Salary

For 2014 compensation decisions, the Compensation Committee used the competitive market data that was provided by Pay Governance, and other factors, including the role and responsibilities of each executive, the Chief Executive Officer’s annual performance evaluation of each executive and his recommendations for adjustments.

Following its review of the competitive and related data, the Compensation Committee approved base salary levels for each of the executives for 2014. The following table indicates the base salaries of our named executive officers as of December 31, 2014:

Name	2013 Base Salary	2014 Base Salary	Percentage Increase from 2013 to 2014(1)
Thomas C. Stabley	$450,000	$520,000	15.00%

Michael L. Hodges	$260,020	$325,026	25.00%

Patrick M. McKinney	$390,000	$401,700	3.00%

F. Scott Hodges	$231,000	$277,206	20.00%

Jennifer L. McDonough	$245,170	$277,042	13.00%

(1)

For each of our executives other than Mr. McKinney, the data reviewed by the Compensation Committee indicated that each executive’s cash compensation level was well below median levels for comparative positions in the peer group and in a broader industry group. As a result, their cash compensation packages were adjusted upward for 2014, with a goal to move toward the median in a phased manner over several years (subject to the performance of the Company and each executive’s continued strong individual performance).

Annual Incentive Compensation

In 2014, our executives were eligible for annual incentive compensation awards in the form of cash compensation. The target awards for our executives are set forth in the table below as follows:

Officer	Target Award as a % of Base Salary
Thomas C. Stabley	100%
Patrick M. McKinney	100%
Michael L. Hodges	70%
F. Scott Hodges	60%
Jennifer L. McDonough	55%

For 2014, the annual incentive program was designed such that:

•	60% of the executive’s annual incentive compensation was determined based on the financial and operational performance targets;

•	15% was based upon the achievement of health, safety and environmental compliance goals; and

•	25% was determined based on the individual performance of the executive.

As in years past, the Compensation Committee approved a threshold requirement that the Company needed to attain discretionary cash flow of $115 million before any annual incentive compensation would be paid.

The financial and operational performance targets approved by the Compensation Committee cover measures that the Compensation Committee believes are important to increasing revenues and profitability of the Company. The performance targets are based on Company-wide (for corporate executives) and regional (for business unit executives) plan objectives. The Compensation Committee believes that the performance targets are accurate indicators of the executives’ impact on our operational success and provide specific standards that motivate our executives to perform in our and our stockholders’ best interests.

In December 2013, in connection with the approval of operating and capital budgets for 2014, the Compensation Committee approved the following Company-wide and regional financial and operational performance targets for purposes of the 2014 annual incentive program (for the 60% performance-based portion of the annual incentive program):

Performance Target	Plan Objectives	Weight	Description
Net Production:
Corporate	47,877,747 Mcfe	30%	Net Production from operated properties compared against 2014 Appalachian and Illinois production plans. Corporate based on operated production as compared to plan.
Appalachian Region	42,801,809 Mcfe
Illinois Region	845,990 Bbls

F&D Costs on Evaluated Properties:
Corporate	$1.10	20%	Actual finding and development costs per unit produced; calculated on a dollar per unit of production basis; based on evaluated properties (for Corporate and Appalachian Region only)
Appalachian Region	$0.90
Illinois Region	—

or

BBLs of Lawrence Field Injection:
Corporate	127,000 Bbls/d	20%	Average quantity of water injected per day in specified secondary recovery operations (for Corporate and Illinois Region only)
Appalachian Region	—
Illinois Region	127,000 Bbls/d

Lease Operating Expenses:
Corporate	$1.92 Mcfe	20%	Actual lift costs per unit produced; calculated on a dollar per unit of production basis
Appalachian Region	$1.53 Mcfe
Illinois Region	$30.93 Bbl

Capital Expenditures:
Corporate	$348,553,407	30%	Actual capital expenditures per business unit for business unit employees and total Company capital expenditures for corporate employees
Appalachian Region	$311,990,586
Illinois Region	$36,562,821

For 2014, the performance measures under the annual incentive award plan were designed to reflect measures that are strategically important to the Company as we continue to grow and expand. To determine performance against these financial and operational targets, the Company developed an overall performance rating based on the weighted average (as shown in the table above) of the actual results (subject to any adjustments the Compensation Committee approved to account for matters such as the sale or purchase of assets, pipeline curtailments, non-operated positions, and similar matters) of each of these target measures. The Compensation Committee approved three achievement levels to be used as a guideline for the portion of each executive’s award attributable to the achievement of these targets. Straight-line interpolation is used to calculate payout values between any two of the three achievement levels. The following table illustrates the three achievement levels:

Achievement Level	% of Target Awarded	Description
Threshold	70% (assuming 50% of both the 60% financial and operational performance components, 100% of the 15% health, safety and environmental compliance component and 100% of the 25% personal performance component)	Achieving an 85% weighted average of the plan objectives
Target	100% (100% of all components)	Achieving a 100% weighted average of the plan objectives
Maximum	170% (Up to 170% of the 60% financial and operational performance components, 100% of the 15% health, safety and environmental compliance components and up to 200% of the 25% personal performance component)	Achieving over 100% weighted average of financial and operational plan objectives, with exceeded case payout based upon corporate adjusted EBITDAX growth.

The individual performance component of the annual incentive award includes an evaluation of the executive’s achievement of qualitative individual objectives that the Chief Executive Officer establishes for each executive, or, in the case of the Chief Executive Officer, the Board establishes for the Chief Executive Officer. The individual performance component of the annual incentive award includes, among other criteria, an assessment of the degree to which the executive:

•	demonstrates the ability to consistently exceed his or her expected job duties;

•	demonstrates the ability to consistently meet objectives timely;

•	demonstrates the ability to prevent health, safety and environmental problems within his or her area of responsibility;

•	contributes to business development activities such as acquisitions, sales, prospect development and joint ventures; and

•	directly contributes to activities that increase revenues or decrease expenses of the Company in amounts that exceed expected job performance.

The Compensation Committee may determine awards for the individual performance component above or below the target level taking into account the individual executive’s performance and the Company’s results of operations and financial position at the time of the award. Some of the qualitative objectives for the individual performance component are personal in nature, depending on the facts and circumstances applicable to each executive. As the qualitative personal objectives are by their nature not objectively quantifiable, the portion of the target award payable upon the achievement of the personal objectives reflects the Chief Executive Officer’s subjective determination (or, with respect to the Chief Executive Officer, the Board’s subjective determination).

The health, safety, and environmental compliance component of the 2014 program was based on the Company’s performance by region and overall on operational measures, compliance matters, and remediation efforts, among other factors.

The actual amount that each named executive officer received for annual incentive compensation for 2014 is set forth in the Summary Compensation Table in the column “Non-Equity Incentive Plan Compensation.”

Long-Term Incentive Compensation

The Compensation Committee believes that long-term equity incentive awards are an important component of our overall executive compensation program. The Committee considers grants of long-term equity incentive awards to our executives and all other participants on an annual basis and as needed throughout the year for recognition, promotion, motivation or retention. Under our Amended and Restated 2007 Long-Term Incentive Plan (which we will refer to as the “2007 Long-Term Incentive Plan” for simplicity’s sake), the Compensation Committee may grant stock options, stock appreciation rights, restricted stock, restricted stock units, or other equity or cash awards to participants in our long-term incentive program.

The Compensation Committee reviews the design of our long-term incentive program at least annually to evaluate its effectiveness in aligning the interests of our management with those of our stockholders and promoting the goals of the Company. As a result of those reviews, the Committee periodically adjusts the design of the program to reflect the changing needs of our Company, address trends in our industry, or otherwise to ensure the program’s effectiveness. Each year the Compensation Committee establishes what it believes to be competitive target long-term incentive opportunities for each of our executives, based on its review of peer and industry data in an attempt to align total direct compensation with those of our peers. Long term incentive opportunities may be dollar denominated or expressed as a percentage of base salary. The following table shows the target and exceeded level long-term incentive opportunities set for our executive officers for 2014:

Officer	Target Level Award	Exceeded Level Award
Thomas C. Stabley	$1,599,990	$2,400,004
Patrick M. McKinney	$889,992	$1,349,998
Michael L. Hodges	$679,991	$1,019,996
F. Scott Hodges	$525,008	$787,512
Jennifer L. McDonough	$475,000	$712,500

In prior years, our long-term incentive program has consisted of any one or a combination of awards of time-based stock options and restricted stock or performance-based restricted stock. For 2014, the design of our long-term incentive program comprised a combination of time-based and performance-based restricted stock, both of which are also subject to continuing service conditions (the “2014 LTI Program”). In the Compensation Committee’s view, this design strikes an appropriate balance between performance-based awards, which it believes aligns the interests of our executives with our stockholders by focusing on important performance measures that drive shareholder value, with time-based awards, which recognize the long-term commitment of our executives to the Company. For more information about the awards that each executive received as long-term incentive compensation for 2014 and awards that are outstanding as of December 31, 2014, see “Executive Compensation – Grants of Plan-Based Awards” and “Executive Compensation – Outstanding Equity Awards at Fiscal Year-End” respectively.

2014 Long-Term Incentive Grants

From September through December 2013, the Compensation Committee conducted its overall review of executive compensation for 2014, which included an evaluation of the design of the long-term incentive program we used for 2013 (the “2013 LTI Program”), the participants, and the opportunities for our executives. In connection with that review, the Compensation Committee examined the peer group data provided by Pay

Governance for each of our executives and other information about competitive long-term incentive award practices. Based on its review, the Compensation Committee decided to retain for the 2014 LTI Program a portfolio approach of combined time-based and performance-based restricted stock awards.

For awards under the 2014 LTI Program, the Compensation Committee first established the long-term incentive target opportunity for each executive and other participants in the program. The target value (which is dollar denominated for our executives) was then used to determine the target number of restricted shares for the individual awards (based on the grant date fair value of those shares). One-half of the target number of shares were awarded as time-based restricted stock. The other one-half of the total number of shares represented the target number of performance-based restricted stock for the award; however, because we grant our performance-based restricted stock at the maximum value, this number was doubled to reflect the exceeded case potential.

The Compensation Committee granted the time-based awards to our executives under the 2014 LTI Program in December 2013. The time-based awards for the 2014 LTI Program will cliff vest subject to a three-year service requirement. As long as the executive remains continuously employed for three years following the grant date the shares will vest at 100%. There are no other metrics tied to vesting of these awards.

For all participants, the performance-based awards for the 2014 LTI Program are tied to achievement of the Company’s business plan for the three year performance period of 2014-2016. The performance-based shares were broken into two grants: one grant included 25% of the aggregate performance shares awarded, and vesting was based on the Company’s cumulative level of production (measured in barrels of oil equivalent or BOE) over the three-year performance period ending December 31, 2016; and the second grant included 75% of the aggregate performance shares awarded, and vesting was based on the Company’s relative TSR performance over the performance period.

The Compensation Committee set a threshold, target, and exceeded level for the BOE performance measure. The levels were designed such that the underlying BOE shares will not vest if we do not at least achieve the entry level (threshold) of performance. Vesting at target level requires us to fully meet or slightly exceed our performance expectations and full vesting (at the exceeded level) requires even higher levels of performance.

For TSR, the Compensation Committee identified a comparative group of companies against which we will measure total shareholder return over three measurement periods: the first measurement period is January 1, 2014 through December 31, 2014; the second is January 1, 2014 through December 31, 2015; and the third is January 1, 1014 through December 31, 2016.

The comparative group for TSR purposes is slightly different than the 2014 peer group. As was the case for the TSR group used in the 2013 LTI Program, the TSR group of companies for the 2014 LTI Program was chosen based on operational similarity to the Company (rather than size, market capitalization, number of employees, etc. used to develop the 2014 peer group). The relevant criteria for inclusion in the TSR comparative group included operational focus area, production mix, and capital structure, among other factors. The TSR comparative group for the 2014 LTI Program was essentially the same as the group used for the 2013 LTI Program, with the addition of two new companies, Antero Resources Corporation and Goodrich Petroleum Corp, which were both included based upon similarities to our operations and area of focus. The 2014 LTI Program TSR comparative group comprises:

Anterro Resources Corporation (AR)	Energen Corp. (EGN)	PDC Energy, Inc. (PDCE)

Approach Resources, Inc. (AREX)	EV Energy Partners LP (EVEP)	Penn Virginia Corporation (PVA)

Cabot Oil & Gas Corporation (COG)	EXCO Resources Inc. (XCO)	PetroQuest Energy Inc. (PQ)

Carrizo Oil & Gas Inc. (CRZO)	Goodrich Petroleum Corp. (GDP)	Range Resources Corporation (RRC)

Chesapeake Energy Corporation (CHK)	Gulfport Energy Corp. (GPOR)	Southwestern Energy Co. (SWN)

The following table presents the possible payouts for shares of restricted stock at different levels of performance:

2014 Performance Metrics	Achievement of Threshold Level	Achieve Target Level	Achieve Exceeded Level
BOE: Total Payout (as a % of Target)	0%	50%	100%

TSR Ranking Achieved	% of TSR Shares that will Vest
Rank in bottom 3 positions of TSR Peer Group	0%
Rank 11th-13th as compared to TSR Peer Group	25%
Rank 7th-10th as compared to TSRPeer Group	50%
Rank 4th-6th as compared to TSR Peer Group	75%
Rank in top 3 positions of TSR Peer Group	100%

For the BOE objective, the amount of shares that will vest will depend on our cumulative production for the performance period. Forfeiture of shares at performance levels between threshold, target and exceeded is determined based on straight-line interpolation for the BOE shares.

For the TSR portion, the portion of shares that will vest is entirely dependent on the ranking achieved during the relevant measurement period (as shown in the table above). Participants may earn 30% of the TSR-based shares based on the outcome of the first measurement period, 30% based on the outcome of the second measurement period, and the remaining 40% based on the outcome of the third measurement period. Any shares that are not earned on the relevant measurement dates will be forfeited and returned to the share pool under the 2007 Long-Term Incentive Plan.

The performance shares will vest and be released to the awardee on March 1, 2017 if and only to the extent the Compensation Committee certifies that the performance levels for the awards have been satisfied and provided that the executive remains employed by the Company until the release date.

There are significant assumptions built into the achievement levels described above for the 2014 LTI Program, including assumptions regarding oil and gas pricing, capital budgets, lease operating expense, inflation and general and administrative expense growth. The Compensation Committee retains discretion to adjust the achievement levels when market conditions or other events occur during the performance period that were not anticipated in the design of the awards at grant.

The Compensation Committee believes that the Company will need to perform at a high level for the BOE and TSR portions of the 2014 LTI Program to pay at target levels.

Results of 2011 Long-Term Incentive Program

The Compensation Committee granted awards for the 2011-2013 performance cycle (the “2011 LTI Program”) in the late fall of 2010. The awards consisted of performance-based restricted stock shares. Vesting or forfeiture of the shares was based on the Company’s achievement of cumulative three-year performance levels for production (measured in BOE, or barrels of oil equivalent) and discretionary cash flow per share (DCFPS), each having a 50% weighting. The results of 2011 LTI Program were reviewed and evaluated by the Committee in February 2014. The Committee certified the attainment levels of 12,073,829 BOE for the production-based measure (3yr target of 9,614,879 BOE; 3-yr exceeded case of 10,720,884 BOE) and $4.88 DCFPS (3-yr target of $3.45 DCFPS; 3-yr exceeded case of $4.34 DCFPS), for each of the performance measures under the 2011 LTI Program, resulting in a payment of 100% of the awards to the participants of the 2011 LTI Program. The Compensation Committee certified and approved the payout of the 2011 LTI Program effective March 1, 2014. For the amounts received by the Company’s executive officers, please see the table on Options Exercises and Stock Vested in 2014.

Other Benefits and Perquisites

Our named executive officers are eligible to participate in various benefit plans generally available to all of our employees. Under these plans, our named executive officers are entitled to medical, dental and vision care coverage, disability insurance and life insurance. The Compensation Committee believes that our commitment to provide these benefits demonstrates our recognition that the health and well-being of our employees contribute directly to a productive and successful work life that enhances results for the Company and our stockholders. Our named executive officers are also eligible to participate in our 401(k) plan up to applicable Internal Revenue Code limits. Mr. Stabley is entitled to limited personal use of aircraft owned or leased by the Company, not to exceed thirty (30) hours per calendar year. In addition, Mr. Stabley receives an annual car allowance of $12,000 and Mr. McKinney $6,000; both are paid in monthly installments pursuant to their employment agreements. Due to the nature of his position, Mr. F. Scott Hodges is provided with a company vehicle for work and personal use. We also paid $1,800 per year for a country club membership for each of Mr. Stabley, Mr. McKinney and Mr. Michael L. Hodges in 2014. For additional information regarding benefits and perquisites, see “Executive Compensation – All Other Compensation” below.

Special Recognition, Attraction and Retention Awards

On a limited and selective basis, we sometimes pay additional compensation to our employees in the form of special recognition, attraction or retention awards. For example, we may provide a special award to an individual as an incentive to join our Company, to reimburse him/her for compensation he/she would forfeit by terminating previous employment, or to recognize contributions to a critical strategic initiative.

Employees at all levels of the Company are eligible to receive special awards. We may provide awards in the form of cash bonuses, equity awards, or via a mixture of cash and equity awards, in each case depending on the reason for the bonus. The amount of any special recognition or retention award depends on the reason it is being granted. The Compensation Committee must approve any special awards for our executives.

Stock Ownership Guidelines

The Board of Directors has approved stock ownership guidelines for our executive officers and directors. Pursuant to these guidelines, each executive officer and director must own, and maintain ownership of, shares of the Company’s common stock equal in value to a multiple of that person’s base salary or annual cash retainer, as the case may be. The multiples are as follows: Chief Executive Officer – 5 times; Executive Vice Presidents or their equivalent – 4 times (applies to the President and Chief Operating Officer and Chief Financial Officer); Senior Vice Presidents – 3 times; Vice Presidents – 2 times; and Nonemployee Directors – 2 times. These ownership targets are applicable as of December 31 of the sixth full year in which the officer or director has actively participated in the Company’s long-term incentive award plan, and on an interim basis as of each December 31 in which the officer or director participates in the plan, until December 31 of such sixth full year. Failure to meet the required ownership targets permits the Compensation Committee at its discretion to cause the Company to pay some or all of the cash portion of an annual incentive award or annual retainer in the form of shares of Company common stock in lieu of a cash payment until the applicable target is met.

Hedging and Pledging Policy

The Company has adopted a policy addressing hedging transactions and pledging the Company’s securities as collateral for loans. The policy covers all directors of the Company and all officers and employees of the Company and its subsidiaries, as well as family members of each such person, other members of each such person’s household and entities controlled by each such person. The policy strongly discourages covered persons from entering into hedging transactions. If a person wishes to enter into a hedging transaction, he/she must first pre-clear the proposed transaction in advance with the Company’s General Counsel, who is authorized to consult with outside counsel and the Board of Directors as to the appropriateness of the proposed transaction. In addition, the party requesting to enter into the transaction must set forth a justification for the proposed transaction. Under the Company’s policy, any person who wishes to pledge the Company’s securities as collateral for a loan must pre-clear the proposed transaction in advance with the Company’s General Counsel and agree, among other things, to provide additional information at the request of the Company or the Board, and to promptly notify the Company if such person becomes aware of a foreclosure or substantial risk of foreclosure against the Company’s securities pledged as collateral.

Tax Deductibility of Executive Compensation

Limitations on deductibility of compensation may occur under Section 162(m) of the Internal Revenue Code, which generally limits the tax deductibility of compensation paid by a public company to its Chief Executive Officer and certain other highly compensated executive officers to $1 million in the year the compensation becomes taxable to the executive officer. There is an exception to the limit on deductibility for performance-based compensation that meets certain requirements.

Although deductibility of compensation is sometimes preferred, tax deductibility is not a primary objective of our compensation program. We believe that achieving our compensation objectives set forth above is more important than the benefit of tax deductibility and we reserve the right to maintain flexibility in how we compensate our executive officers, which may result in limiting the deductibility of amounts of compensation from time to time.

Conclusion

We believe the compensation provided to our executive officers is reasonable and appropriate to facilitate the achievement of our short-term and long-term objectives. The compensation programs and policies that our Compensation Committee has designed effectively incentivize our executive officers on both a short-term and a long-term basis to perform at a level necessary to achieve these objectives. The various elements of compensation combine to align the best interests of our executive officers with our stockholders and our company in order to maximize stockholder value.

COMPENSATION COMMITTEE

REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee for 2014

John W. Higbee (Chair in 2013)

John A. Lombardi

John J. Zak (Current Chair)

EXECUTIVE COMPENSATION

The following executive compensation tables and related information are intended to be read together with the more detailed disclosure regarding our executive compensation program presented under the caption “Compensation Discussion and Analysis” above.

Summary Compensation Table

The following table sets forth the total compensation awarded to, earned by, or paid to our named executive officers for all services rendered in all capacities to us in 2014:

Name and Principal Position	Year	Salary[1]	Bonus(2)	Stock Awards(3)	Option Awards(3)	Non-Equity Incentive Plan Compensation(4)	All Other Compensation(5)	Total
Thomas C. Stabley, Chief Executive Officer	2014	$527,309	—	—	—	$486,965	$27,147	$1,041,421
	2013	$471,641	—	$2,891,219	—	$471,641	$23,191	$3,857,692
	2012	$373,500	—	$575,000	—	$191,157	$22,115	$1,161,772

Michael L. Hodges,(6) Chief Financial Officer	2014	$312,520	—	—	—	$—	$16,882	$329,402
	2013	$254,249	—	$1,143,411	—	$150,261	$16,847	$1,564,768
	2012	$115,003	—	$407,000	—	$63,850	$30,023	$615,876

Patrick M. McKinney, President and Chief Operating Officer	2014	$403,958	—	—	—	$369,063	$22,493	$795,514
	2013	$394,500	—	$1,965,891	—	$299,820	$22,797	$2,683,008
	2012	$343,750	—	$500,000	—	$168,197	$21,740	$1,033,687

F. Scott Hodges, Senior Vice President, Land and Business Development	2014	$268,317	—	—	—	$163,083	$18,552	$445,901
	2013	$226,965	—	$864,690	—	$97,595	$17,184	$1,206,434
	2012	$210,000	—	$145,000	—	$78,246	$16,104	$449,350

Jennifer L. McDonough, Senior Vice President, General Counsel & Secretary	2014	$277,409	—	—	—	$148,376	$14,501	$440,286
	2013	$250,225	$12,500	$808,895	—	$115,416	$14,501	$1,201,537
	2012	$219,549	$12,500	$145,000	—	$67,467	$12,967	$457,483

1)	2014 Salary for Mr. Stabley, Mr. McKinney and Ms. McDonough includes payout of 2013 unused paid time off, as is provided in their respective employment agreements.

2)	Represents deferred cash awards for 2012 and 2013.

3)

Represents the grant date fair value of awards granted during the year indicated year, as determined in accordance with ASC Topic 718. For performance-based restricted stock awards, grant date fair value is based on performance at target levels, which is the probable outcome of the performance conditions at the time of the grant. Please see the discussion of the assumptions made in the valuation of these awards in Note 17, Employee Benefit and Equity Plans, to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014. For 2014, no amount is reflected in the table because annual stock awards under our Long-Term Incentive Program were deferred until January 2015. Information regarding these awards will be included in the 2016 proxy statement for the year ended December 31, 2015. Stock award values for 2012 are lower than normal, and for 2013 are higher than normal due to the fact we did not make performance-based stock grants to our executives in December 2012. Those awards, which were part of our 2013 LTI Program, were deferred to May 2013. Awards under our 2014 LTI Program were made in December 2013. As a result, stock award values for 2012 appear comparatively low and values for 2013 appear comparatively high. Please see the discussion under “Compensation Discussion and Analysis – 2014 Long Term Incentive Grants” for additional information.

4)

Represents cash incentive awards under our annual incentive program approved by the Compensation Committee for each of our named executive officers for the applicable calendar year. While these awards are based on performance criteria established by the Compensation Committee, the actual amounts awarded are not determined until February of the year following the calendar year being evaluated. These amounts were accrued for during the calendar year being evaluated on an estimated basis and then adjusted to reflect the actual amounts awarded. For further discussion about such amounts for the current year, see “Compensation Discussion and Analysis – 2014 Compensation Program – Annual Incentive Compensation.”

5)	For 2014, represents the compensation as described under the caption “All Other Compensation” below.

6)

Mr. Hodges commenced employment in June 2012 and his base salary and non-equity incentive plan compensation for 2012 reflect pro-rated amounts. Additionally, Mr. Hodges resigned from his position effective January 6, 2015 and therefore forfeited his eligibility for compensation under the non-equity incentive plan.

All Other Compensation

The following table provides information regarding each component of compensation for 2014 included in the All Other Compensation column in the Summary Compensation Table above.

Name	Company 401(k) Contributions(a)	Automobile- Related Expenses(b)	Moving Expenses	Other		Total

Thomas C. Stabley	$8,513	$12,000	—	$8,735	(c)	$29,248

Michael L. Hodges	$13,000	—	—	$3,882	(d)	$16,882

Patrick M. McKinney	$13,000	$6,000	—	$3,493	(d)	$22,493

F. Scott Hodges	$13,000	$3,812	—	$1,740	(e)	$18,552

Jennifer L. McDonough	$11,096	—	—	$1,990	(e)	$14,501

(a)	Represents company matching contributions to our 401(k) plan.

(b)	Represents automobile allowance paid monthly for Messrs. Stabley and McKinney and personal use of a company vehicle for F. Scott Hodges.

(c)	Represents monthly mobile phone and data allowance, aircraft usuage, country club membership and wellness incentives.

(d)	Represents monthly mobile phone and data allowance, country club membership and wellness incentives earned and paid.

(e)	Represents monthly mobile phone and data allowance paid and wellness incentives earned and paid.

Grants of Plan-Based Awards

The following table provides information about plan-based awards granted to the named executive officers for 2014 under our non-equity incentive plans and equity incentive plans. In this table, the annual incentive compensation program is abbreviated “AIC” and the long-term incentive program is abbreviated “LTI”.

Name	Type	Grant Date	Approval Date	Estimated Payout Under Non- Equity Incentive Plan Awards(1)			Estimated Payout Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock (#)	Grant Date Fair Value of Stock and Option Awards
				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Thomas C. Stabley	AIC	—	—	$364,000	$520,000	$868,400	—	—	—	—	—

Michael L. Hodges	AIC	—	—	$159,263	$227,518	$379,955	—	—	—	—	—

Patrick M. McKinney	AIC	—	—	$281,190	$401,700	$670,839	—	—	—	—	—

F. Scott Hodges	AIC	—	—	$159,263	$166,324	$277,760	—	—	—	—	—

Jennifer L. McDonough	AIC	—	—	$106,661	$152,373	$254,463	—	—	—	—	—

(1)

The estimated payout amounts are subject to an initial threshold requirement that the Company attain discretionary cash flow of $91 million. They assume that each individual will receive the full 25% of his or her bonus opportunity that is based on a “meets expectations” rating for individual performance (this component may range from 0-50% of the annual incentive opportunity) and the full 15% based on health, safety and environmental compliance (which may range from 0-15%). For the remainder of the bonus opportunity, the estimated payout amounts reflect a range of 0% to 170.5% of the 60% component based on company-wide and regional financial and operational performance. The amounts presented in these columns reflect the amounts that could have been earned during 2014 based upon the level of achievement of the performance goals underlying these awards. Actual Annual Incentives earned for 2014 are included in the “Non-Equity Incentive Plan Compensation” column of the 2014 Summary Compensation Table.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding stock options, stock appreciation rights and restricted stock awards held by our named executive officers that were outstanding as of December 31, 2014.

	Option Awards						Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options – Exercisable	Number of Securities Underlying Unexercised Options – Unexerciseable(1)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(1)(2)	Equity Incentive Plan Awards: Market or Payout Value or Unearned Shares, Units or Other Rights That Have Not Vested
Thomas C. Stabley	2/19/08	(3)	20,500	—	$13.56	2/18/2018	—	—	—	—
	11/22/10		19,139	—	$12.50	11/22/2015	—	—	—	—
	12/14/11		—	—	—	—	—	—	40,733	$207,738
	12/12/12		—	—	—	—	47,364	$241,556	—	—
	5/8/13		—	—	—	—	—	—	94,728	$483,113
	12/15/13		—	—	—	—	40,775	$207,953	81,549	$415,900
Michael L. Hodges	6/18/12		—	—	—	—	20,215	$103,097	20,215	$103,097
	12/12/12		—	—	—	—	16,474	$84,017	—	—
	5/8/13		—	—	—	—	—	—	32,948	$168,035
	12/15/13		—	—	—	—	17,329	$88,378	34,659	$176,756
Patrick M. McKinney	10/10/11		—	50,000	$13.19	10/10/2016	—	—	—	—
	12/14/11		—	—	—	—	—	—	39,517	$201,537
	12/12/12		—	—	—	—	41,186	$210,049	—	—
	5/8/13		—	—	—	—	—	—	82,372	$420,097
	12/15/13		—	—	—	—	22,936	$116,974	45,871	$233,942
F. Scott Hodges	12/14/11		—	—	—	—	—	—	13,928	$71,033
	12/12/12		—	—	—	—	11,944	$60,914	—	—
	5/8/13		—	—	—	—	—	—	23,888	$121,829
	12/15/13		—	—	—	—	13,379	$68,233	26,759	$136,471
Jennifer L. McDonough	4/25/11		3,500	—	$11.87	4/25/2016	—	—	—	—
	12/14/11		—	—	—	—	—	—	10,695	$54,545
	12/12/12		—	—	—	—	11,944	$60,914	—	—
	5/8/13		—	—	—	—	—	—	23,888	$121,829
	12/15/13		—	—	—	—	12,105	$61,736	24,210	$123,471

(1)	The vesting dates for the above options to acquire our common stock, stock appreciation rights (“SAR”), and restricted stock are as follows:

Name	Type of Award	Vesting
Thomas C. Stabley	SAR	20,500 shares granted 2/19/08 vested in full on the third anniversary of the grant date.
	Stock Options	19,139 options granted 11/22/10 and vesting ratably in one-third increments on the first, second and third anniversary of the grant date.
	Restricted Stock	40,733 shares granted 12/14/11. These shares are subject to both service and performance conditions over a three-year performance period. Shares will vest and become payable only if and to the extent both the performance and service conditions are met.
	Restricted Stock	47,364 shares granted 12/12/12 vesting in full on the third anniversary of the grant date.
	Restricted Stock	94,728 shares granted 5/8/13. These shares are subject to both service and performance conditions over a three-year performance period. Shares will vest and become payable only if and to the extent both the performance and service conditions are met.
	Restricted Stock	40,755 shares granted 12/15/13 vesting in full on the third anniversary of the grant date.
	Restricted Stock	81,549 shares granted 12/15/13. These shares are subject to both service and performance conditions over a three-year performance period. Shares will vest and become payable only if and to the extent both the performance and service conditions are met.
Michael L. Hodges	Restricted Stock	20,215 shares granted 6/18/12. These shares are subject to both service and performance conditions over a three-year performance period. Shares will vest and become payable only if and to the extent both the performance and service conditions are met.
	Restricted Stock	20,215 shares granted 6/8/12 vesting in full on the third anniversary of the grant date.
	Restricted Stock	16,474 shares granted 12/12/12 vesting in full on the third anniversary of the grant date.
	Restricted Stock	32,948 shares granted 5/8/13. These shares are subject to both service and performance conditions over a three-year performance period. Shares will vest and become payable only if and to the extent both the performance and service conditions are met.
	Restricted Stock	17,329 shares granted 12/15/13 vesting in full on the third anniversary of the grant date.
	Restricted Stock	34,659 shares granted 12/15/13. These shares are subject to both service and performance conditions over a three-year performance period. Shares will vest and become payable only if and to the extent both the performance and service conditions are met.
Patrick McKinney	Stock Options	50,000 options granted 10/10/11 vesting in full on the third anniversary of the grant date.
	Restricted Stock	39,517 shares granted 12/14/11. These shares are subject to both service and performance conditions over a three-year performance period. Shares will vest and become payable only if and to the extent both the performance and service conditions are met.
	Restricted Stock	41,186 shares granted 12/12/12 vesting in full on the third anniversary of the grant date.
	Restricted Stock	82,372 shares granted 5/8/13. These shares are subject to both service and performance conditions over a three-year performance period. Shares will vest and become payable only if and to the extent both the performance and service conditions are met.
	Restricted Stock	22,936 shares granted 12/15/13 vesting in full on the third anniversary of the grant date.
	Restricted Stock	45,871 shares granted 12/15/13. These shares are subject to both service and performance conditions over a three-year performance period. Shares will vest and become payable only if and to the extent both the performance and service conditions are met.

Name	Type of Award	Vesting
F. Scott Hodges	Restricted Stock	13,928 shares granted 12/14/11. These shares are subject to both service and performance conditions over a three-year performance period. Shares will vest and become payable only if and to the extent both the performance and service conditions are met.
	Restricted Stock	11,944 shares granted 12/12/12 vesting in full on the third anniversary of the grant date.
	Restricted Stock	23,888 shares granted 5/8/13. These shares are subject to both service and performance conditions over a three-year performance period. Shares will vest and become payable only if and to the extent both the performance and service conditions are met.
	Restricted Stock	13,379 shares granted 12/15/13 vesting in full on the third anniversary of the grant date.
Jennifer L. McDonough	Stock Options	3,500 options granted 4/25/11 and vesting ratably in one-third increments on the first, second and third anniversary of the grant date.
	Restricted Stock	10,695 shares granted 12/14/11. These shares are subject to both service and performance conditions over a three-year performance period. Shares will vest and become payable only if and to the extent both the performance and service conditions are met.
	Restricted Stock	11,944 shares granted 12/12/12 vesting in full on the third anniversary of the grant date.
	Restricted Stock	23,888 shares granted 5/8/13. These shares are subject to both service and performance conditions over a three-year performance period. Shares will vest and become payable only if and to the extent both the performance and service conditions are met.
	Restricted Stock	12,105 shares granted 12/15/13 vesting in full on the third anniversary of the grant date.
	Restricted Stock	24,210 shares granted 12/15/13. These shares are subject to both service and performance conditions over a three-year performance period. Shares will vest and become payable only if and to the extent both the performance and service conditions are met.

(2)	Represents restricted stock granted pursuant to our 2007 Long-Term Incentive Plan.
(3)	Represents stock appreciation rights granted pursuant to our 2007 Long-Term Incentive Plan.

Options Exercises and Stock Vested in 2014

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)(2)

Thomas C. Stabley	—	—	97,718	$1,085,962

Patrick M. McKinney	18,526	129,497	99,132	$1,129,633

F. Scott Hodges	—	—	34,996	$471,869

Jennifer L. McDonough	—	—	37,864	$639,534

(1)

These values represent the gross dollar amount realized upon vesting. The value is calculated by multiplying the number of shares of stock that vested by the market value of the shares on the vesting date.

(2)

In connection with the vesting of restricted stock awards, Mr. Stabley, Mr. McKinney, Mr. F. Scott Hodges and Ms. McDonough surrendered 49,226, 49,937, 17,521, and 19,486 shares, respectively, to satisfy tax withholding requirements, which reduced the actual number of shares that each received upon vesting to 48,492, 49,195, 17,445, and 18,378 and the actual value that each received upon vesting to $548,952, $570,394, $239,110, and $312,956, respectively.

Employment Agreements

We have employment agreements with Thomas C. Stabley, our Chief Executive Officer, Patrick M. McKinney, our President and Chief Operating Officer, and Jennifer L. McDonough, our Senior Vice President, General Counsel and Secretary. We have summarized the material terms of these agreements below.

General. The agreements require our executives to devote their full time, attention and energies to the Company’s business while they are employed.

Term. We entered into an employment agreement with Mr. Stabley, effective December 13, 2013, for an initial term to expire December 31, 2016. This agreement replaced Mr. Stabley’s former agreement, which had been entered into in October 2010 when he was serving as our Chief Financial Officer. Mr. McKinney, who was then serving as our Executive Vice President and Chief Operating Officer, also entered into an employment agreement effective October 1, 2010 with an initial term of three years. Mr. McKinney’s employment agreement was amended on October 10, 2011 in connection with his promotion to President and Chief Operating Officer. We entered into an employment agreement with Ms. McDonough effective April 25, 2011 upon the commencement of her employment with the Company for an initial term of one year. After the initial term, the term of each employment agreement is automatically extended for successive one-year periods on their respective anniversary dates, unless either party provides 90 days’ advance written notice of non-renewal.

Compensation. The agreements provide for an initial base salary, which is reviewed annually by the Compensation Committee and has been adjusted from time to time by the Compensation Committee. The executives are eligible to participate in the Company’s annual incentive plan, equity and performance plans, and other compensation and benefits plans that are generally available to all executives of the Company.

Restrictive Covenants. The employment agreements provide that the executive must maintain the confidentiality of, and must not disclose any of, our confidential information or trade secrets in the event the executive terminates employment with the Company for any reason. The agreements also contain non-competition provisions that apply, subject to certain exceptions, upon termination of employment unless the Board waives these protections and non-solicitation and non-disparagement provisions that apply in all cases.

Termination. The executive officer’s employment may be terminated by either party at any time. Depending on the reason for termination, the executives may receive compensation upon termination as provided under the employment agreements. See “Potential Payments Upon Termination or Change in Control” below for a more detailed discussion.

Severance. The employment agreements provide for severance payments under certain termination conditions and subject to the executive’s having executed and not revoked a release of claims against the Company. See “Potential Payments Upon Termination or Change in Control” below for a more detailed discussion.

Change in Control. Under certain circumstances, the agreements provide for payments to each of Messrs. Stabley and McKinney if his employment is terminated after a change in control. Ms. McDonough’s agreement refers to the Company’s Executive Change in Control Policy for potential benefits if her employment is terminated in connection with or after a change in control. See “Potential Payments Upon Termination or Change in Control” below for a more detailed discussion.

Potential Payments Upon Termination or Change-In-Control

Overview

The employment agreements described above, certain of our executive compensation plans, our 2007 Long-Term Incentive Plan, and award agreements under the 2007 Long-Term Incentive Plan provide for compensation payable upon termination in specified circumstances. Under the employment agreements, the amount Mr. Stabley, Mr. McKinney or Ms. McDonough would receive upon termination of employment depends on the reason for his or her termination, and whether the termination is in connection with a change in control. The following discussion explains the programs and conditions under which our executives could potentially receive post-termination compensation.

Executive Severance Policy

The Executive Severance Policy (the “Severance Policy”) provides post-termination benefits to eligible participants under certain termination scenarios. The Severance Policy is applicable to Senior Vice Presidents, Vice Presidents, senior director and director-level management positions within the Company, as well as other executives whom the Company may designate from time to time with Compensation Committee approval. Pursuant to the Severance Policy, severance payments and certain other benefits will be made to participants whose employment with the Company is terminated as a result of the elimination of the participant’s position, a restructuring of the Company, or a reduction in force. The Severance Policy generally provides for severance benefits of salary continuation and partial COBRA reimbursements for nine months in the case of Senior Vice Presidents, six months in the case of Vice Presidents, four months in the case of senior directors and three months in the case of director-level management. To receive the severance benefits that the Severance Policy provides, the participant must execute a separation agreement that includes, among other things, a full and complete release of the Company from any obligation or liability to the participant, as well as non-competition and non-solicitation covenants. An executive is disqualified from receiving the severance benefits provided in the policy if the executive is terminated for cause, is terminated as a result of death, retirement, resignation or permanent disability, or if the executive is party to an agreement with the Company that provides severance benefits in the event of termination of employment or change of control.

Executive Change of Control Policy

The Executive Change of Control Policy (the “Change of Control Policy”) is applicable to Executive Vice Presidents, Senior Vice Presidents, and Vice Presidents, as well as other executives whom the Company may designate from time to time with Compensation Committee approval. The stated purpose of the Change of Control Policy is to provide for the payment of salary continuation and certain other benefits to eligible participants whose employment is terminated following a change in control of the Company. The Change of Control Policy contains a double trigger; for benefits to become payable, it requires a termination of a participant’s employment without “cause” or by the participant for “good reason”, in either case as a “direct result” of a “change of control” of the Company (each term as defined in the Change of Control Policy).

The Change of Control Policy provides that each participant will be eligible to receive 18 months’ salary continuation and reduced COBRA premiums during the salary continuation period (if elected by the participant). If the participant’s employment is terminated after the end of a calendar year, but before payment of the annual bonus or pay-for-performance payments attributable to the immediately preceding year, the participant will remain eligible to receive such payment. A participant’s rights with respect to any equity incentive awards will continue to be governed by the applicable Company plan and the participant’s individual agreement governing the award.

As a condition to receiving benefits under the Change of Control Policy, the participant is required to execute a separation agreement and full release, which includes confidentiality, non-solicitation and non-disparagement provisions in favor of the Company. In addition, the participant is required to continue service with the Company pending the change of control. No participant will be eligible to receive any benefits under the Change of Control Policy if such participant (i) is terminated for “cause”, (ii) dies, retires prior to termination, resigns without “good reason” or suffers a permanent disability prior to termination, (iii) is not properly performing his or her duties as determined by the Company, or (iv) is party to an agreement with the Company providing severance benefits on a “change of control” or similar transaction.

Employment Agreements with Thomas C. Stabley and Patrick M. McKinney

Outside of a change in control context, Mr. Stabley and Mr. McKinney will each receive severance benefits under his employment agreement if his employment is involuntarily terminated by the Company without cause (as defined in the respective employment agreement) or if he terminates employment for good reason (as defined in the respective employment agreement), subject to him executing a release of claims. If such a termination occurs prior to a change in control or after 24 months following a change in control, the Company will pay the following severance benefits:

•	An amount equal to his monthly base salary payable in payroll installments for 12 months;

•	A prorated annual bonus for the year of termination based on the Company’s achievement of performance goals;

•	A lump sum equal to the annual cost of his basic life insurance; and

•	Reimbursement of COBRA premiums for 12 months after the date of termination, but reduced to the extent that similar coverage is available to him through a subsequent employer.

If his employment is terminated as described above upon, or within 24 months following, a change in control, the Company will provide the following severance benefits:

•	A lump sum equal to 36 months of his annual base salary for Mr. Stabley and 24 months of his annual salary for Mr. McKinney;

•	A prorated annual bonus equal to his target annual bonus for the year of termination;

•	A lump sum equal to the cost of his basic life insurance for 24 months; and

•	Reimbursement of COBRA premiums for 24 months after the date of termination, but reduced to the extent that similar coverage is available to him through a subsequent employer.

If his employment is terminated upon his death or disability, the Company will pay a prorated target annual bonus for the year of termination. If his employment is terminated upon death, the Company will pay a lump sum equal to 90 days of his base salary.

Arrangements with Michael L. Hodges, F. Scott Hodges and Jennifer L. McDonough

Mr. Michael L. Hodges, Mr. F. Scott Hodges and Ms. McDonough are each eligible to receive benefits under the Company’s Executive Change of Control Policy and Mr. Hodges is eligible to receive benefits under the Company’s Executive Severance Policy.

So long as Ms. McDonough is not eligible to receive benefits under the Company’s Executive Change of Control Policy, she will receive severance benefits if her employment is involuntarily terminated by the Company without cause (as defined in the employment agreement) or if she terminates employment for good reason (as defined in the employment agreement), subject to her executing a release of claims. If Mr. Michael L. Hodges’ or Mr. F. Scott Hodges’ employment is terminated for a reason covered by the Company’s Executive Severance Policy, or Ms. McDonough’s employment terminates as described in this paragraph, the Company will pay the following severance benefits:

•

For each of Mr. Michael L. Hodges and Mr. F. Scott Hodges, an amount equal to his monthly base salary payable in payroll installments for nine months. For Mr. McDonough, an amount equal to her monthly base salary payable in payroll installments for six months;

•

For each of Mr. Michael L. Hodges and Mr. F. Scott Hodges, if employment is terminated after the end of a calendar year but before annual bonus or pay-for-performance payments are distributed, he will be entitled to the annual bonus or pay-for-performance payment attributable to the immediately preceding calendar year, assuming for this purpose that all personal performance targets or goals were met. For Ms. McDonough, a prorated annual bonus for the year of termination based on the Company’s achievement of performance goals, and assuming for this purpose that all personal performance targets or goals were met;

•	A lump sum equal to the cost of basic life insurance premiums for nine months for Mr. Michael L. Hodges and Mr. F. Scott Hodges, and six months for Ms. McDonough; and

•

Reimbursement of COBRA premiums for nine months for each of Mr. Michael L. Hodges and F. Scott Hodges, and six months for Ms. McDonough after the date of termination, but reduced to the extent that similar coverage is available to him or her through a subsequent employer.

In addition, if Ms. McDonough’s employment is terminated upon her death or disability, the Company will pay a prorated target annual bonus for the year of termination and any accrued but unpaid vested benefits. If her employment is terminated upon death, the Company will pay a lump sum equal to 90 days of her base salary.

2007 Long-Term Incentive Plan

Our Compensation Committee has granted awards to our executives under our 2007 Long-Term Incentive Plan. The 2007 Long-Term Incentive Plan, and the award agreements thereunder, provide for payments of awards in certain termination scenarios as more fully described below.

Change in Control under the 2007 Long-Term Incentive Plan. In general, and unless otherwise specified in the applicable award agreements at the time of grant, upon a change in control (as defined below):

•

All option and stock appreciation right awards will vest immediately and will be exercisable to the extent that their exercise or grant price, as adjusted under the terms of the 2007 Long-Term Incentive Plan, is less than the fair market value of a share of our common stock on the date of the change in control;

•

A portion of the awards denominated in shares of stock will be accelerated as of the date of the change in control and will be paid out within 30 days following the change in control (we are authorized to settle all or any portion of the value of the shares of stock in cash). Certain of the award agreements under our long-term incentive programs limit the number of shares that will accelerate upon a change in control and are described in more detail below;

•	Awards denominated in cash will be paid to participants in cash within 30 days following the change in control;

•

Plan participants will have the earlier of (i) twelve months following such date or (ii) the expiration of the option or stock appreciation right term, to exercise any such option or stock appreciation right (except that the Compensation Committee may, in its discretion, limit the period during which vested options may be exercised to a period on or before a specified date or may require mandatory surrender of some or all outstanding options in exchange for a cash payment of specified value);

•	Restriction periods and other restrictions on time-based restricted stock or restricted stock units will lapse; and

•

Target payout opportunities attainable under all outstanding performance-based awards will be deemed to have been fully earned based on targeted performance being attained as of the effective date of the change in control.

2013 and 2014 Performance-Based LTI Awards. The award agreements for performance-based restricted stock granted under the Company’s long-term incentive program for the 2013-2015 performance cycle (the “2013 LTI Program”) provide that all restrictions on the BOE portion of the shares (including the vesting schedule in that award) immediately lapse upon a change in control. The award agreements for performance-based restricted stock granted under the Company’s long-term incentive program for the 2014-2016 performance cycle (the “2014 LTI Program”) provide that, upon a change in control, all BOE shares will convert into TSR shares. For both the 2013 LTI Program and the 2014 LTI Program, the TSR based shares would be measured as of the effective date of the change in control, with the acquisition stock price as the ending stock price for the Company’s stock. Restrictions on the TSR shares (including the vesting schedule in that award) would lapse according to the level of achievement attained on the effective date of the change in control transaction.

Termination other than due to a Change in Control. Outside of a change in control context, the 2007 Long-Term Incentive Plan, and the award agreements thereunder, provide for the exercise or forfeiture of stock options, stock appreciation rights and restricted stock or other awards depending upon the reason for the termination of the executive’s employment.

For stock-based awards (restricted stock and performance-based restricted stock), the award agreements provide that:

•

In the event of an executive’s termination of employment for any reason other than death or disability before his or her shares of restricted stock have vested, those shares will be forfeited and the executive will no longer have any rights of a stockholder with respect to those forfeited shares of restricted stock.

•

In the event of the executive’s termination of employment due to death or disability before all of his or her shares of restricted stock have vested, all restrictions on time-based awards and on 50% of the performance-based awards immediately lapse upon the date of such termination of employment due to death or disability.

For stock appreciation rights and non-qualified stock options, the award agreements provide that:

•

Upon the date of the termination of the executive’s employment for any reason other than death, retirement or disability, the executive shall cease vesting in the stock appreciation right or non-qualified stock option, but during the ninety-day period following the executive’s termination of employment, the executive is entitled to exercise that portion of the stock appreciation right that has vested as of the date of the executive’s termination or to exercise the executive’s vested stock option in respect of the number of shares that the executive would have been entitled to purchase had the executive exercised the stock option on the date of such termination. If the executive should die within such ninety-day period, the executive’s representative may exercise the stock appreciation right or the stock option until the end of the original ninety-day time period.

•

Upon the death of the executive while employed by the Company, a vested stock appreciation right or stock option may be exercised in full at any time prior to the earlier of the expiration date of the award or one year following the date of the executive’s death.

•

Upon the executive’s retirement, the executive shall have the right, at any time prior to the earlier of the expiration date of the award or one year following the date of the executive’s retirement, to exercise the stock appreciation right or stock option to the extent it was vested at the date of retirement.

•

Upon the executive’s termination due to a disability, the executive shall have the right, at any time prior to the earlier of the expiration date of the award or the one year following the date of the executive’s termination of employment due to a disability, to exercise the stock appreciation right or stock option in full.

Definition of “Change in Control”

Under both the 2007 Long-Term Incentive Plan and the employment agreements with each of Messrs. Stabley and McKinney and Ms. McDonough, a “change in control” generally means:

•

The Board is no longer comprised of a majority of incumbent directors, who are defined as directors who were directors on the effective date of the agreements and any successor to an incumbent director whose election, or nomination for election by our stockholders, was approved by the affirmative vote of at least two-thirds of the incumbent directors then on the Board; or

•	The Company is reorganized, merged or consolidated or the Company or any of our subsidiaries is sold, or all or substantially all of our assets are disposed of, unless:

(1)	all or substantially all of the individuals and entities who were the beneficial owners of our outstanding common stock immediately prior to such transaction beneficially own, directly or indirectly, more than 50% of the then outstanding shares of our common stock of the corporation resulting from such transaction in substantially the same proportions as their ownership immediately prior to such transaction of our outstanding common stock;

(2)	an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of the then outstanding shares of common stock of the corporation resulting from such transaction, except to the extent that such ownership existed prior to such transaction; and

(3)	at least a majority of the members of the board of directors of the corporation resulting from such transaction were incumbent directors of the Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such transaction; or

•

Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) acquires beneficial ownership of 30% or more of the then outstanding shares of our common stock, except for:

(1)	any acquisition directly from us;

(2)	any acquisition by us;

(3)	any acquisition by any employee benefit plan (or related trust) sponsored or maintained by us or any entity controlled by us; or

(4)	any acquisition by any corporation pursuant to a transaction which complies with clauses (1), (2) and (3) of the immediately preceding paragraph.

Termination and Change in Control Tables for 2014

The following tables summarize the compensation and other benefits that would have become payable to each named executive officer assuming his or her employment had terminated on December 31, 2014, given the named executive officer’s base salary as of that date, and giving effect to the closing price of the Company’s common stock on December 31, 2014, which was $5.10. In addition, the following tables summarize the compensation that would become payable to each named executive officer assuming that a change in control of the Company had occurred on December 31, 2014.

Due to the factors that may affect the amount of any benefits provided upon the events described below, any actual amounts paid or payable may be different than those shown in these tables. Factors that could affect these amounts include the date the termination event occurs, the base salary of an executive on the date of termination of employment and the price of our common stock when the termination event occurs. Please see the footnotes to the tables for additional information.

Thomas C. Stabley, Chief Executive Officer

			Change in Control
Executive Benefits and Payments Upon Termination	Death or Disability	Termination by Company Without Cause or by Executive for Good Reason	Termination by Company Without Cause or by Executive for Good Reason	No Termination
Severance(1)	$130,000	$520,000	$1,560,000	—
Bonus(2)	$520,000	$520,000	$520,000	—
Benefit Payments(3)	—	$16,255	$32,510	—
Value of Accelerated Awards	$1,106,652	—	$1,106,652	$1,106,652
Estimated Gross-Up Payments Pursuant to Employment Agreement	—	—	$1,264,812	—

Total	$1,756,652	$1,056,255	$4,483,973	$1,106,652

Michael L. Hodges, Chief Financial Officer

			Change in Control
Executive Benefits and Payments Upon Termination	Death or Disability	Termination by Company Without Cause or by Executive for Good Reason	Termination by Company Without Cause or by Executive for Good Reason	No Termination
Severance(1)	—	$243,770	$487,539	—
Bonus(2)	—	$227,518	$227,518	—
Benefit Payments(3)	—	$12,191	$24,382	—
Value of Accelerated Awards	$550,986	—	$550,986	$550,986
Estimated Gross-Up Payments	—	—	—	—

Total	$550,986	$483,479	$1,290,426	$550,986

Patrick M. McKinney, President and Chief Operating Officer

			Change in Control
Executive Benefits and Payments Upon Termination	Death or Disability	Termination by Company Without Cause or by Executive for Good Reason	Termination by Company Without Cause or by Executive for Good Reason	No Termination
Severance(1)	$100,425	$401,700	$803,400	—
Bonus(2)	$401,700	$401,700	$401,700	—
Benefit Payments(3)	—	$16,529	$32,517	—
Value of Accelerated Awards	$855,579	—	$855,579	$855,579
Estimated Gross-Up Payments Pursuant to Employment Agreement	—	—	$733,276	—

Total	$1,357,704	$819,659	$2,826,472	$855,579

F. Scott Hodges, Senior Vice President, Land and Business Development

			Change in Control
Executive Benefits and Payments Upon Termination	Death or Disability	Termination by Company Without Cause or by Executive for Good Reason	Termination by Company Without Cause or by Executive for Good Reason	No Termination
Severance(1)	—	$207,905	$415,809	—
Bonus(2)	—	$138,600	$138,600	—
Benefit Payments(3)	—	$12,093	$24,187	—
Value of Accelerated Awards	$329,330	—	$329,330	$329,330
Estimated Gross-Up Payments	—	—	—	—

Total	$329,330	$358,598	$907,926	$329,330

Jennifer L. McDonough, Senior Vice President, General Counsel, and Corporate Secretary

			Change in Control
Executive Benefits and Payments Upon Termination	Death or Disability	Termination by Company Without Cause or by Executive for Good Reason	Termination by Company Without Cause or by Executive for Good Reason	No Termination
Severance(1)	$69,261	$138,521	$415,563	—
Bonus(2)	$152,373	$152,373	$152,373	—
Benefit Payments(3)	—	$8,113	$24,339	—
Value of Accelerated Awards	$299,844	—	$299,844	$299,844
Estimated Gross-Up Payments Pursuant to Employment Agreement	—	—	—	—

Total	$521,478	$299,007	$892,119	$299,844

(1)

Represents cash payments equal to the named executive officer’s annual base salary as of December 31, 2014 multiplied by the applicable multiple provided for in the named executive officer’s employment agreement or in the Executive Severance Policy, as applicable.

(2)	Represents target level cash bonus potential for one year determined as of December 31, 2014.

(3)

Represents the value of continuation of medical insurance, life insurance and other perquisites for a period of one year multiplied by the applicable multiple provided for in the named executed officer’s employment agreement or in the Executive Severance Policy, as applicable, assuming a five percent (5%) increase per year.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth the beneficial ownership of the Company’s common stock for each of our current directors (including all nominees for director), for each of our current executive officers, all of our directors and executive officers as a group, and each of our known 5% stockholders. Beneficial ownership is determined in accordance with SEC rules and regulations. Unless otherwise indicated and subject to community property laws where applicable, we believe that each of the stockholders named in the table below has sole voting and investment power with respect to the shares indicated as beneficially owned. Unless otherwise indicated, all stockholders set forth below have the same principal business address as the Company. Information in the table is as of March 13, 2015, and, in the case of institutional investors, is based on publicly available information as of that date.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership**		Percent(1)
Franklin Advisers, Inc.	5,951,231		10.77%
One Franklin Parkway
San Mateo, CA 94403-1906

Goldman Sachs Asset Management (US).	5,909,599		10.69%
200 West Street
New York, New York 10282

BlackRock Institutional Trust Company, N.A.	5,951,231		10.77%
55 East 52nd Street
New York, NY 10022

Lance T. Shaner	4,444,728	(2)	8.04%

Westwood Management Corp. (Texas)	3,328,807		6.02%
200 Crescent Court, Suite 1200
Dallas, Texas 75201

The Vanguard Group, Inc.	3,216,038		5.88%
100 Vanguard Boulevard
Malvern, PA 19355

State Street Global Advisors (US).	3,077,635		5.57%
One Lincoln Street
Boston, MA 02111

Thomas C. Stabley	1,135,787	(3)	2.05%

Patrick M. McKinney	473,579	(4)	*

Thomas G. Rajan	180,000	(5)	*

F. Scott Hodges	208,716	(6)	*

Jennifer L. McDonough	189,492	(7)	*

John A. Lombardi	122,887	(8)	*

John W. Higbee	99,377	(9)	*

Eric L. Mattson	45,540	(10)	*

John J. Zak	32,153	(11)	*

Todd N. Tipton	26,970	(12)	*

All executive officers and directors as a group (14 persons)	7,175,129		12.98%

*	Less than one percent (1%).

**	Pursuant to SEC rules, a person has beneficial ownership of any securities as to which such person, directly or indirectly, through any contract, arrangement, undertaking, relationship or otherwise has or shares voting power and/or investment power and as to which such person has the right to acquire such voting and/or investment power within 60 days.

(1)

Based on 55,270,140 shares of our common stock issued and outstanding as of March 13, 2015, which includes shares of our common stock beneficially owned by our executive officers and directors attributable to vested and exercisable stock options and stock options vesting and becoming exercisable within 60 days of March 13, 2015.

(2)

Represents (a) 3,230,320 shares held directly or in an individual brokerage account, including 3,208,685 shares of common stock that Mr. Shaner has pledged as security, and 16,757 shares of restricted stock were granted pursuant to our 2007 Long-Term Incentive Plan, which may not be transferred or sold until the vesting requirements have been satisfied, (b) 22,734 shares issuable upon the exercise of stock options which will be vested and exercisable within 60 days of March 13, 2015, (c) 487,428 shares owned by Shaner Family Partners Limited Partnership for which Mr. Shaner disclaims beneficial ownership, (d) 129,250 shares owned by the Shaner Family Foundation for which Mr. Shaner disclaims beneficial ownership, (e) 199,996 shares owned by Ellen R. Shaner Revocable Trust for which Mr. Shaner disclaims beneficial ownership, (f) 375,000 shares owned by Shaner Capital L.P. for which Mr. Shaner disclaims beneficial ownership.

(3)

Represents (a) 1,111,782 shares held directly or in an individual brokerage account, including 225,000 shares of common stock that Mr. Stabley has pledged as security, and 514,366 shares of restricted stock granted pursuant to our 2007 Long-Term Incentive Plan, which may not be sold or transferred until the vesting requirements have been satisfied, (b) 4,866 shares held in a personal individual retirement account, and (c) 19,139 shares issuable upon exercise of stock options which are vested and currently exercisable or which will be vested and exercisable within 60 days of March 13, 2015.

(4)

Represents (a) 422,414 shares held directly or in an individual brokerage account, and 327,365 shares of restricted stock granted pursuant to our 2007 Long-Term Incentive Plan, which may not be sold or transferred until the vesting requirements have been satisfied, (b) 1,165 shares held in a personal individual retirement account, and (c) 50,000 shares issuable upon exercise of stock options which are vested and currently exercisable or which will be vested and exercisable within 60 days of March 13, 2015.

(5)	Represents 180,000 shares of restricted stock granted pursuant to our 2007 Long-Term Incentive Plan, which may not be sold or transferred until the vesting requirements have been satisfied.

(6)

Represents (a) 204,216 shares held directly or in an individual brokerage account, including 179,898 shares of restricted stock granted pursuant to our 2007 Long-Term Incentive Plan, which may not be sold or transferred until the vesting requirements have been satisfied, and (b) 4,500 shares held in a personal individual retirement account.

(7)

Represents (a) 185,992 shares held directly or in an individual brokerage account, including 162,147 shares of restricted stock granted pursuant to our 2007 Long-Term Incentive Plan, which may not be sold or transferred until the vesting requirements have been satisfied, and (b) 3,500 shares issuable upon exercise of stock options which are vested and currently exercisable or which will be vested and exercisable within 60 days of March 13, 2015.

(8)

Represents (a) 50,153 shares held directly or in an individual brokerage account, including 16,757 shares of restricted stock granted pursuant to our 2007 Long-Term Incentive Plan, which may not be sold or transferred until the vesting requirements have been satisfied, and (b) 72,734 shares issuable upon exercise of stock options which are vested and currently exercisable or which will be vested and exercisable within 60 days of March 13, 2015.

(9)

Represents (a) 28,153 shares held directly or in an individual brokerage account, including 16,757 shares of restricted stock granted pursuant to our 2007 Long-Term Incentive Plan, which may not be sold or transferred until the vesting requirements have been satisfied, (b) 3,000 shares held in a personal individual retirement account, (c) 20,000 shares held jointly by John W. and Linda S. Higbee, (d) 490 shares held solely by Linda S. Higbee for which Mr. Higbee disclaims beneficial ownership, and (e) 47,734 shares issuable upon exercise of stock options which are vested and currently exercisable or which will be vested and exercisable within 60 days of March 13, 2015.

(10)

Represents (a) 28,153 shares held directly or in an individual brokerage account, including 16,757 shares of restricted stock granted pursuant to our 2007 Long-Term Incentive Plan, which may not be sold or transferred until vesting requirements have been satisfied, (b) 10,000 shares held jointly by Eric L. and Wendy B. Mattson, and (c) 7,387 shares issuable upon exercise of stock options which are vested and currently exercisable or which will be vested and exercisable within 60 days of March 13, 2015.

(11)

Represents (a) 31,153 shares held directly or in an individual brokerage account, including 16,757 shares of restricted stock granted pursuant to our 2007 Long-Term Incentive Plan, which may not be sold or transferred until vesting requirements have been satisfied, and (b) 1,000 shares held jointly by John J. Zak and his spouse.

(12)

Represents (a) 25,470 shares held directly or in an individual brokerage account, including 15,950 shares of restricted stock granted pursuant to our 2007 Long-Term Incentive Plan, which may not be sold or transferred until vesting requirements have been satisfied, and (b) 1,500 shares held in a personal individual retirement account.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Company Policy Regarding Related Party Transactions

The Board maintains a Policy and certain procedures governing related-party transactions, which applies to transactions (existing and proposed) between the Company and our executive officers and directors. Transactions between the Company and any of our executive officers or directors where the aggregate amount involved is expected to be $120,000 or greater in a calendar year must be reviewed and approved by our Audit Committee. In the event the full Audit Committee cannot perform the review, the Chairman of the Audit Committee is authorized to complete the review and issue a conditional approval, which then needs to be summarized with the full committee at its next meeting and ratified. In conducting its review, the Audit Committee will consider such factors as: (i) extent of the related-party’s interest in the transaction, (ii) if applicable, the availability of other sources of comparable products or services, (iii) whether the terms are no less favorable than terms generally available in an unaffiliated transaction under like circumstances, (iv) the benefit to the Company, and (v) the aggregate value of the related-party transactions.

Certain Relationships with Our Board

Corporate Office

In 2012 we evaluated the office space in our then corporate headquarters, and determined that we would need to relocate to a larger facility to accommodate our growth. After considering several options, we leased our corporate headquarters from Shaner Office Holdings, L.P., a limited partnership controlled by Lance T. Shaner that owns and leases commercial office space. The terms of our lease agreement for our headquarters are consistent with market rates for office space of similar size and quality in State College, Pennsylvania, and in certain respects are more favorable than the terms we considered for similar properties. Our lease provides for an initial five year term, which commenced on April 1, 2013, with a monthly rental of $35,000. It contains an option to expand our offices, an option to extend the term for up to three additional five-year terms, and a buyout option on market terms that can be exercised upon the expiration of the initial term.

Water Hauling Services

For certain projects in 2014, we engaged Select Energy Services (“Select”) to provide water hauling services in our Appalachian basin. Mr. Eric Mattson currently serves as Chief Financial Officer of Select. In each case, we conducted a competitive bidding process for the project, and evaluated the terms, pricing and availability of multiple providers. For those projects where Select was awarded the contract, the award was based on their availability in the location of the project and their provision of the most competitive pricing and terms. In 2014, we paid Select $229,000 for water hauling services in the Appalachian basin.

PROPOSAL THREE: ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by Section 14A of the Securities Exchange Act, we are seeking advisory stockholder approval of the compensation of our named executive officers as disclosed in this proxy statement. Stockholders are being asked to vote on the following advisory resolution:

Resolved, that the stockholders approve the compensation of the Company’s named executive officers, as described in the Compensation Discussion and Analysis, the executive compensation tables, and accompanying narrative disclosures contained in the Company’s proxy statement for its 2015 annual meeting of stockholders.

The compensation of our executive officers is based on a design that ties a substantial percentage of an executive’s compensation to the attainment of financial and other performance measures that, the Board believes, promote the creation of long-term stockholder value and positions the Company for long-term success. As described more fully in the Compensation Discussion and Analysis, the mix of fixed and performance based compensation, the terms of the annual incentive award program and the terms of long-term incentive awards, as well as the terms of executives’ employment agreements, are all designed to enable the Company to attract and maintain top talent while, at the same time, creating a close relationship between performance and compensation. The Compensation Committee and the Board of Directors believe that the design of the program, and hence the compensation awarded to named executive officers under the current program, fulfills this objective.

Shareholders are urged to read the “COMPENSATION DISCUSSION AND ANALYSIS” section of this proxy statement, which discusses in detail how our compensation policies and procedures implement our compensation philosophy.

The Board unanimously recommends a vote “FOR” approval of the resolution set forth above.

STOCKHOLDER PROPOSALS FOR 2016 ANNUAL MEETING OF STOCKHOLDERS

SEC rules provide that we must receive stockholders’ proposals intended to be presented at the 2016 Annual Meeting of Stockholders by December 24, 2015 to be eligible for inclusion in the proxy materials relating to that meeting. Stockholder proposals must be submitted in writing to the Secretary at Rex Energy Corporation, 366 Walker Drive, State College, Pennsylvania 16801. The proposal must otherwise comply with all requirements of the SEC for stockholder proposals.

Under our Bylaws, a stockholder may nominate one or more persons for election as directors at any annual meeting of stockholders or propose business to be brought before the annual meeting of stockholders, or both, only if:

•	such business is a proper matter for stockholder action;

•	the stockholder has given timely notice in proper written form of such director nomination(s) or such proposed business; and

•	the stockholder is a stockholder of record of the Company at the time of giving such notice and is entitled to vote at the annual meeting.

To be timely, a stockholder’s notice must be delivered to and received by the Secretary of the Company at the principal executive offices of the Company not less than 120 days in advance of the first anniversary of the date of the Company’s proxy statement released to stockholders for the preceding year’s annual meeting. In the event the date of the annual meeting has been changed by more than 30 days from the date of the previous year’s annual meeting, delivery of such proposal by the stockholder, to be timely, must be so delivered not later than the close of business on the later of (a) the 120th day prior to such meeting, or (b) the tenth day following the day on which public announcement of the date of such meeting is first made. The public announcement of an adjournment of an annual meeting does not commence a new time period for the giving of a stockholder’s notice as described above. Under our Bylaws, the term “public announcement” means disclosure in a press release reported by Dow Jones News Service, Associated Press or a comparable national news service, in a document publicly filed by the Company with the SEC, or in a notice pursuant to the applicable rules of an exchange on which the Company’s securities are then listed.

Our Bylaws provide that a stockholder’s notice must be in writing and must set forth:

•

the name and address of the stockholder, as set forth in the Company’s books and records, who intends to make the nomination(s) or propose the business and the beneficial owner, if any, on whose behalf the proposal is made;

•

in the case of a nomination of director(s), (a) a description of all agreements, arrangements or understandings between the stockholder and each nominee or any other person or persons (naming such person or persons) pursuant to which the nomination(s) are to be made, (b) any other information relating to such nominee(s) that would be required to be included in a proxy statement filed under the current rules of the SEC, and (c) the nominee(s)’ written consent to serve as director if elected; and

•

in the case of other business proposed to be brought before the annual meeting, (a) a brief description of such business, (b) the reasons for conducting such business at the annual meeting, (c) any material interest the stockholder has in such business, and (d) any other information that is required to be provided by the stockholder under the current rules of the SEC with respect to stockholder proposals.

A stockholder shall also comply with all applicable requirements of the Exchange Act, the rules and regulations thereunder, and all other policies and procedures of the Company with respect to the above described matters. The Board, a committee thereof, the Chief Executive Officer or the President may refuse to acknowledge the nomination of any person or the proposal of any business not made in compliance with the foregoing procedures.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires each director, officer and any individual beneficially owning more than 10% of the Company’s common stock to file with the SEC reports of security ownership and reports on subsequent changes in ownership. These reports are generally due within two (2) business days of the transaction giving rise to the reporting obligation.

Based solely on our review of copies of reports that persons required to file reports under Section 16(a) of the Exchange Act furnished to us, we believe that, for the year ended December 31, 2014, all filings required to be made by reporting persons with respect to the Company were timely made in accordance with the requirements of the Exchange Act.

OTHER MATTERS

The Board does not intend to bring any other business before the Annual Meeting and it is not aware that anyone else intends to do so. If any other business comes before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote as proxies in accordance with their best judgment.

By Order of the Board of Directors,

Jennifer L. McDonough

Senior Vice President, General Counsel

and Secretary

State College, Pennsylvania

March 27, 2015

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Daylight Savings Time, Friday, May 8, 2015.

Vote by Internet
		• •	Go to www.envisionreports.com/REXX Or scan the QR code with your smartphone Follow the steps outlined on the secure website
•
Vote by telephone
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
• Follow the instructions provided by the recorded message

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2 and 3.
1.	Election of Directors:	For	Withhold				For	Withhold		For	Withhold		+
	01 - Lance T. Shaner	☐	☐	02 - Thomas C. Stabley			☐	☐	03 -John W. Higbee	☐	☐

	04 - John A. Lombardi	☐	☐	05 - Eric L. Mattson			☐	☐	06 -Todd N. Tipton	☐	☐

	07 - John J. Zak	☐	☐
				For	Against	Abstain					For	Against	Abstain

2.	The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015.			☐	☐	☐	3.	To consider a non-binding “say on pay” vote regarding the compensation of the Company’s named executive officers, as described in the Compensation Discussion and Analysis, executive compensation tables and accompanying narrative disclosures in this proxy statement.			☐	☐	☐

B	Non-Voting Items
Change of Address — Please print new address below.		Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Note: Please sign exactly as your name appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

¢	7 2 B V	+
01ZKTA

▼     IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.    ▼

Proxy — REX ENERGY CORPORATION

Annual Meeting of Stockholders – May 8, 2015

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder hereby appoints Thomas C. Stabley and Jennifer L. McDonough as Proxy to represent and to vote, as designated on the reverse, and in his or her discretion on any other business which may properly come before the Annual Meeting of the Stockholders (the “Annual Meeting”), all the shares of stock of Rex Energy Corporation (the “Company”), held of record by the undersigned on March 13, 2015, at the Annual Meeting to be held on May 8, 2015, or adjournments thereof. If this proxy card is executed and no direction is given, such shares will be voted “FOR” all of the nominees listed in Proposal 1, “FOR” Proposals 2 and 3 and in the discretion of Thomas C. Stabley and Jennifer L. McDonough on such other business as may properly come before the meeting.

YOU MAY RECEIVE MORE THAN ONE PROXY CARD FOR SHARES OF COMMON STOCK THAT YOU OWN DEPENDING ON HOW YOU OWN YOUR SHARES. PLEASE COMPLETE, SIGN AND RETURN EACH PROXY CARD THAT YOU RECEIVE AS EACH CARD REPRESENTS SEPARATE SHARES OF COMMON STOCK HELD BY YOU.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL OF THE NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3.

(Continued and to be signed on the reverse side)